UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SENSATA TECHNOLOGIES HOLDING N.V.

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April 24, 2013
Dear Shareholders:
You are cordially invited to attend the 2013 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 22, 2013, beginning at 3:00 p.m. at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands.
Information about the meeting and the various matters on which the shareholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2012 Annual Report is also enclosed for your review.

Sincerely,

Thomas Wroe, Jr.
Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 24, 2013
TO THE SHAREHOLDERS OF SENSATA TECHNOLOGIES HOLDING N.V.:
Notice is hereby given that the 2013 Annual General Meeting of Shareholders (the “General Meeting”) of Sensata Technologies Holding N.V. (the “Company”) will be held on May 22, 2013, beginning at 3:00 p.m., at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, for the following purposes:
Open.

1.
To elect ten (10) directors to serve until the 2014 Annual General Meeting of Shareholders, or until their respective successors are elected and qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.
To adopt our Dutch statutory annual accounts for the fiscal year ended December 31, 2012, to discuss the annual report of our management for fiscal year 2012, to authorize the preparation of our 2012 Dutch statutory annual accounts and the annual report of our management for fiscal year 2012 in the English language and to discuss our reservation and dividend policy;

4.	To discharge members of our Board of Directors from certain liabilities for fiscal year 2012;

5.	To approve an amendment to the remuneration policy of our Board of Directors;

6.
To extend to our Board of Directors for a period of 18 months from the date of the General Meeting the authority to repurchase up to 10% of the outstanding shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated transactions or in one or more self tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction;

7.
To amend the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the "2010 Equity Plan") to increase the number of ordinary shares authorized for issuance under the plan by 5,000,000 shares; and

8.	To transact such other business as may properly come before the General Meeting or any adjournments thereof.
Close.
The Company’s Board of Directors recommends a FOR vote of each of the director nominees recommended by the Board of Directors with respect to proposal (1), and a FOR vote for each of proposals (2), (3), (4), (5), (6), and (7) above.
Important Notice Regarding the Availability of Proxy Materials for the General Meeting of Shareholders to be held on May 22, 2013: The 2013 Proxy Statement and the Company’s 2012 Annual Report are available at www.sensata.com.
Copies of the agenda for the General Meeting and related documents may be obtained free of charge at the Company’s offices in Almelo, The Netherlands and Attleboro, Massachusetts by shareholders and other persons entitled to attend the General Meeting and their representatives as of the date hereof until the close of the General Meeting. Copies of these documents are also available on the Company’s website (www.sensata.com) or by contacting the Company at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com.
The Board of Directors has determined that all holders of the ordinary shares of the Company as of the close of business on April 24, 2013 according to American Stock Transfer & Trust Company or the Company’s shareholders’ register in The Netherlands, or such shareholders’ proxies, are entitled to notice of, and to attend and vote at, the General Meeting and any adjournments thereof.

In accordance with our Articles of Association, if you wish to attend the General Meeting you must notify the Board of Directors of your intention no later than May 21, 2013, by submitting your name and number of shares beneficially owned to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or to investors@sensata.com. If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the General Meeting, you must provide the Company with appropriate evidence of ownership of and authority to vote the shares no later than May 21, 2013. Access to the General Meeting is permitted only after verification of personal identification.
If you do not plan to attend the General Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
* * * *

By Order of the Board of Directors,

Thomas Wroe, Jr.
Chairman of the Board

Page
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS	1

PROPOSAL 1—ELECTION OF DIRECTORS	3

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR	6

PROPOSAL 3—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2012	7

PROPOSAL 4—DISCHARGE OF MEMBERS OF OUR BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2012	8

PROPOSAL 5—AMENDMENT TO THE DIRECTOR REMUNERATION POLICY	9

PROPOSAL 6—EXTENSION TO OUR BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS	10

PROPOSAL 7—AMENDMENT TO THE 2010 EQUITY PLAN	11

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS	14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25

EXECUTIVE COMPENSATION	26

EXECUTIVE OFFICERS	50

PROPOSALS FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS	51

SOLICITATION OF PROXIES	52

GENERAL	52

OTHER MATTERS	52

APPENDIX A - 2010 EQUITY INCENTIVE PLAN, AS PROPOSED TO BE AMENDED	A-1

i

Sensata Technologies Holding N.V.
Kolthofsingel 8, 7602 EM Almelo
The Netherlands
31-546-879-555

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 22, 2013
We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sensata Technologies Holding N.V. (the “Company”) for use at the 2013 Annual General Meeting of Shareholders (the "General Meeting"), and at any adjournments thereof.
Attending the General Meeting
The General Meeting will be held on May 22, 2013, at 3:00 p.m., at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, to consider the matters set forth in the Notice of Annual General Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company’s Annual Report to Shareholders commencing on or about April 24, 2013.
In accordance with our Articles of Association, shareholders must inform the Company in writing of their intention to attend the General Meeting. Such notice should be sent to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com. If you own your ordinary shares through a broker, you must also provide the Company with appropriate evidence of ownership of and authority to vote the shares no later than May 21, 2013. Access to the General Meeting is permitted only after verification of personal identification.
Shareholders Entitled to Vote
Only shareholders of record of the ordinary shares, €0.01 nominal value per share, of the Company (the “ordinary shares”) at the close of business on April 24, 2013 according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or the Company’s shareholders’ register in The Netherlands, or such shareholders’ proxies, will be entitled to attend and vote at the General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the General Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the General Meeting is [****].
Street Name Holders and Record Holders
If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. The shares represented by your properly signed proxy card will be voted in accordance with your directions. Shortly before the General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the General Meeting.
If you are the registered holder of ordinary shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”
How Record Holders Vote
You can vote at the General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the General Meeting. You can always attend the General Meeting and revoke your proxy by voting in person.

There are two ways to vote by proxy:

•	By Internet—You can vote by Internet by going to the website www.voteproxy.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.
By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each of the proposals to be voted on by our shareholders.
If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our ten (10) director nominees per the recommendation of our Board of Directors;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2013;

•
The adoption of our Dutch statutory annual accounts for fiscal year 2012 and the authorization of the preparation of our Dutch statutory annual accounts and annual report for fiscal year 2012 (the “2012 Management Report”) in the English language;

•	The discharge of the members of our Board of Directors from certain liability for fiscal year 2012;

•	The amendment to the remuneration policy for directors;

•
The extension to our Board of Directors for a period of 18 months from the date of the General Meeting the authority to repurchase up to 10% of the outstanding shares in the capital of the Company; and

•	The amendment to the 2010 Equity Plan to increase the number of ordinary shares authorized for issuance under the plan by 5,000,000 shares.
Revocation of Proxies
A shareholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Vice President, Investor Relations a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the General Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.
Quorum and Votes Necessary for Action to be Taken
Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the General Meeting and entitled to vote. Our shareholders may set aside these binding nominations for any of the candidates by a vote of at least two-thirds of the votes cast at a meeting representing more than one-half of the issued capital, in which case a new list of nominees will be prepared by the Board of Directors.
The affirmative vote of a majority of the votes cast in person or by proxy at the General Meeting and entitled to vote on the proposal is required to approve each of the other proposals set forth in this Proxy Statement.
Although there is no quorum requirement under our Articles of Association or Dutch law, ordinary shares abstaining from voting will count as shares present at the General Meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the General Meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the shares are broker non-votes.
Other Matters
As of the date of this Proxy Statement, our Board of Directors does not know of any business that will be presented for consideration at the General Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the General Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS
We maintain a single-tier Board of Directors comprised of both Executive Directors and Non-Executive Directors. Under Dutch law, the Board of Directors is responsible for the policy and day-to-day management of the Company. The Non-Executive Directors supervise and provide guidance to the Executive Directors.
The members of our Board of Directors ("the Board") will serve until the 2014 Annual General Meeting of Shareholders, and there is no limit to the number of terms a director may serve. Under Dutch law and our Articles of Association, our Board of Directors has the right to make binding nominations for open positions on the Board. The binding nature of our Board’s nominations may be overridden by a vote of two-thirds of the votes cast at a meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.
In accordance with the recommendation of the Nominating and Governance Committee of the Board of Directors, our Board of Directors has adopted unanimous resolutions to make the following binding nominations:

1.
For the first open position, the Board has nominated Thomas Wroe, Jr. to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

2.
For the second open position, the Board has nominated Martha Sullivan to serve as an Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

3.
For the third open position, the Board has nominated Lewis B. Campbell to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

4.
For the fourth open position, the Board has nominated Paul Edgerley to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

5.
For the fifth open position, the Board has nominated Michael J. Jacobson to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

6.
For the sixth open position, the Board has nominated John Lewis to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

7.
For the seventh open position, the Board has nominated Charles W. Peffer to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

8.
For the eighth open position, the Board has nominated Kirk P. Pond to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

9.
For the ninth open position, the Board has nominated Michael Ward to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

10.
For the tenth open position, the Board has nominated Stephen Zide to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2014.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Wroe, Ms. Sullivan, Mr. Campbell, Mr. Edgerley, Mr. Jacobson, Mr. Lewis, Mr. Peffer, Mr. Pond, Mr. Ward and Mr. Zide, unless otherwise directed. In the event that any of the nominees become unavailable for election at the General Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors. Each of the nominees is currently a member of our Board of Directors.
Information concerning the nominees to the Board of Directors is set forth below.
Thomas Wroe, Jr., 62, was appointed as Chairman in January 2013. Previously, he served as Chief Executive Officer and Executive Director of the Company since its initial public offering in March 2010 until December 31, 2012, and as Chairman of the Board of Directors of the Company from March 2010 until July 2012. Prior to the initial public offering, Mr. Wroe was the Chief Executive Officer and a Director of our principal operating subsidiary, Sensata Technologies, Inc. (“STI”), since the completion of the 2006 Acquisition (as defined in “Certain Relationships and Related Transactions-2006 Acquisition”) and Chairman of the Board of STI since June 2006. Mr. Wroe served as the President of the Sensors & Controls business of Texas Instruments since June 1995 and as a Senior Vice President of Texas Instruments since March 1998. Mr. Wroe was with Texas Instruments since 1972, and prior to becoming President of the Sensors & Controls business, Mr. Wroe worked in various engineering and business management positions.
Mr. Wroe is a member of the Executive Committee of the Massachusetts Business Roundtable, is a member of the Board of Trustees of the Massachusetts Taxpayers Foundation, is a Director of the Chase Corporation, and is a Director of GT Advanced Technologies. In addition, he is a member of the Board of Advisors to Boston College’s Carroll School of Management, and he is the Chairman of the Board of Directors of Cape Cod Healthcare and past Chairman of the Board of the Associated Industries of Massachusetts.

Mr. Wroe brings significant senior leadership, operational, industry and technical experience to the Board. He has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Mr. Wroe has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as CEO Mr. Wroe had direct responsibility for our strategy and operations.
Martha Sullivan, 56, has served as Chief Executive Officer since January 1, 2013, as President since September 2010, and was also Chief Operating Officer of the Company from September 2010 until July 2012. Ms. Sullivan previously served as Executive Vice President and Chief Operating Officer since the Company’s initial public offering. Ms. Sullivan served in the same capacities with STI since January 2007 and as Chief Operating Officer of STI since the completion of the 2006 Acquisition. Ms. Sullivan served as Sensor Products Manager for the sensors and controls business of Texas Instruments since June 1997 and as a Vice President of Texas Instruments since 1998. Ms. Sullivan was with Texas Instruments since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager and Automotive Sensors and Controls Global Business Unit Manager.
Ms. Sullivan is a Director of Avery Dennison Corporation. Past and present external positions also include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University, and Ford International Supplier Advisory Council. She was inducted into the Academy of Mechanical Engineering at Michigan Tech., and holds an Honorary Doctorate in Philosophy from that institution.
Ms. Sullivan brings significant senior leadership, operational, industry and technical experience to the Board. She has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Ms. Sullivan has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as President and COO, she has guided the execution of our strategy and operations.
Lewis B. Campbell, 66, has served as a Director of the Company since 2012. He served as Chairman and Interim Chief Executive Officer of Navistar International Corporation from August 2012 until April 2013. Previously, Mr. Campbell was Chairman of the Board and Chief Executive Officer of Textron Inc. ("Textron") before retiring on December 1, 2009. Following his retirement from the company, he continued as non-executive Chairman until he retired from the board on August 31, 2010. During his tenure at Textron, Mr. Campbell played a key role in transforming Textron’s strategic and operational focus, reshaping its portfolio of businesses, and leading the company to realize enterprise-wide synergies to achieve greater operating efficiencies. Mr. Campbell joined Textron in 1992, was named CEO in July 1998 and was appointed Chairman in February 1999. Previously, Mr. Campbell had a 24-year career at General Motors (GM) and held a number of key management positions in GM’s Rochester Products Division; Chevrolet-Pontiac, GM Canada Group; and GM/UAW Quality Network. In 1988, he was named a Vice President of GM as the General Manager of the Flint Automotive Group. In 1991, he served as General Manager of GMC’s Truck Division. Mr. Campbell is a Director of Bristol-Myers Squibb, a member of the Business Council, a member of the Business Roundtable, and a member of the Board of Trustees for Noblis; a nonprofit science, technology, and strategy organization.
Mr. Campbell has demonstrated exceptional operational and executive leadership ability as the former CEO of a successful global, multi-industry company. With his focus on operational efficiencies and his experience in a wide range of industries coupled with his firsthand knowledge of the many issues facing public company boards and their committees, he is well positioned to help guide the Company through its next phase of global growth.
Paul Edgerley, 57, has served as a Director of the Company since its initial public offering, and served as our Chairman from July 2012 until January 2013. Prior to the initial public offering, Mr. Edgerley served as a Director of STI since the completion of the 2006 Acquisition. Since 1990, Mr. Edgerley has been a Managing Director of Bain Capital, and prior to that was a Principal at Bain Capital since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail and automobile industries. Previously he was a Certified Public Accountant with Peat Marwick Mitchell & Company. Mr. Edgerley also serves on the Board of Directors of HD Supply Inc., China Fire, MEI Conlux Holdings, Inc., The Boston Celtics, and Hero Moto Corporation.
Mr. Edgerley brings to the Board extensive experience in corporate strategy development. Mr. Edgerley has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, consulting and accounting.
Michael J. Jacobson, 62, has served as a Director of the Company since its initial public offering. Mr. Jacobson is a Director and the President of PGE Management, Inc. ("PGE Management") and Jacobson Group, Inc., both of which are real estate investment and development companies, where he has worked since 1992 and 1994, respectively. Prior to founding PGE Management, Mr. Jacobson was the President and Chief Executive Officer of Vetco Gray, Inc. from 1988 until 1991. Previously, Mr. Jacobson was a Vice President at Bain & Company, where he worked in the health care, oil field services, steel and textile industries. From 2004 until 2007, Mr. Jacobson also served on the Springfield, Massachusetts Finance Control Board, a position to which he was appointed by former Governor Mitt Romney.

Mr. Jacobson brings to the Board strong practical financial, consulting and executive experience.
John Lewis, 48, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Lewis served as a Director of STI since the completion of the 2006 Acquisition. John Lewis is a Partner and Chief Investment Officer of Unitas Capital, which he joined in 1999. Prior to that, Mr. Lewis was at Chase Capital Partners in Asia and New York. Mr. Lewis also serves on the Board of Directors of Edwards Group Ltd., AITS Cayman Limited, Exego Group Pty Ltd., and HYVA Group.
Through his extensive experience in investment banking and private equity, Mr. Lewis brings to the Board deep knowledge about Asia, a key growth market for the Company, a strong financial background and experience serving on the Boards of numerous companies.
Charles W. Peffer, 65, has served as a Director of the Company since its initial public offering. Mr. Peffer was a partner of KPMG LLP ("KPMG") and its predecessor firms from 1979 until his retirement in 2002. Mr. Peffer served in KPMG’s Kansas City office as Partner in Charge of Audit from 1986 to 1993 and as Managing Partner from 1993 to 2000. Mr. Peffer is a Director of Garmin, Ltd., NPC International, and the Commerce Funds, a family of eight mutual funds.
Mr. Peffer brings to the Board extensive practical and management experience in public accounting and corporate finance, including significant experience with KPMG and its predecessor firms. Mr. Peffer also brings leadership expertise through his directorship roles in other public companies, including service on audit committees.
Kirk P. Pond, 68, has served as a Director of the Company since its 2011 Annual General Meeting of Shareholders. Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc. ("Fairchild") from June 1996 until May 2005. He also served as the Chairman of Fairchild’s Board of Directors from 1997 until June 2006. Prior to his service with Fairchild and its predecessor, National Semiconductor, Mr. Pond served in executive positions with Timex Corporation and Texas Instruments. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007, and he currently serves on the Board of Directors of Wright Express Corporation and Brooks Automation, Inc. Mr. Pond has also served on the Advisory Board of the University of Arkansas Engineering School since 1987.
Mr. Pond brings to the Board significant executive leadership experience as the former Chief Executive Officer of a successful public company. In addition, his broad background in technology, manufacturing, global marketing and finance will give the Board and the Company’s management additional insights and perspective on the Company’s business and strategy.
Michael Ward, 49, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Ward served as Director of STI since the completion of the 2006 Acquisition. Mr. Ward is a Managing Director and the Chief Operating Officer and Chief Financial Officer of Bain Capital and joined the firm in 2003. Prior to joining Bain Capital, Mr. Ward was President and Chief Operating Officer of Digitas Inc. ("Digitas") from March 1998 to 2003 and previously was Vice President of Digitas from August 1997. Prior to Digitas, Mr. Ward spent four years with Bain & Company and nine years with PricewaterhouseCoopers LLP.
Through his experience in private equity and accounting and as a Senior Executive at Digitas, Mr. Ward brings to the Board senior leadership experience and significant expertise in the operations and finances of multinational companies. In addition, Mr. Ward has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, industry and accounting.
Stephen Zide, 53, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Zide served as a director of STI since the completion of the 2006 Acquisition. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide also serves on the Board of Directors of Innophos Holdings, Inc., HD Supply Inc., Consolidated Container Corporation, Apex Tool Group, and Trinseo LLC.
Mr. Zide brings to the Board extensive negotiating and financing expertise gained from his training and experience as a legal advisor and then a private equity professional and financial advisor. In addition, Mr. Zide has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity and law.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF WROE, SULLIVAN, CAMPBELL, EDGERLEY, JACOBSON, LEWIS, PEFFER, POND, WARD AND ZIDE.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of the independent auditor for ratification by the shareholders at the General Meeting. A proposal to ratify the appointment of Ernst & Young will be presented at the General Meeting. Ernst & Young was the Company’s independent auditor during the fiscal year ended December 31, 2012.
Dutch law requires shareholder ratification of the selection of Ernst & Young as our independent auditor. If this proposal is not approved by our shareholders at the General Meeting, the Audit Committee will reconsider its selection of Ernst & Young.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the General Meeting will be required to ratify the selection of Ernst & Young.
Audit Fees
The aggregate fees billed for professional services rendered for the Company by Ernst & Young, the Company’s independent auditor, for the years ended December 31, 2012 and 2011 were:

	2012	2011
	(in thousands)
Audit Fees	$2,949	$3,417
Audit-Related Fees	4	107
Tax Fees	1,691	756
All Other Fees	3	3
Total Fees	$4,647	$4,283
“Audit Fees” include fees billed to the Company for professional services and expenses relating to the audit and review of the financial statements of the respective years. For the fiscal years ended December 31, 2012 and 2011, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended March 31, 2011 through September 30, 2012 filed on Form 10-Q and the audit of our annual financial statements and our Annual Report on Form 10-K for each of the fiscal years 2012 and 2011. Audit Fees also include fees relating to the performance of statutory audits at certain of our non-U.S. subsidiaries and procedures relating to our Form S-1 and Form S-3 filings with the U.S. Securities and Exchange Commission.
“Audit-Related Fees” include fees billed to the Company in the respective fiscal year for professional services and expenses primarily related to the audit of the Company’s employee benefit plans.
“Tax Fees” include fees billed to the Company for professional services and expenses principally related to tax planning, tax consulting and tax compliance. Fees associated with tax compliance services were approximately $394 thousand and $474 thousand for the years ended December 31, 2012 and 2011, respectively.
“All Other Fees” include fees billed to the Company for subscription to Ernst & Young’s accounting research tool.
No other professional services were rendered or fees were billed by Ernst & Young for the years ended December 31, 2012 and 2011.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related and tax and other services for fiscal years 2012 and 2011 were pre-approved by the Audit Committee of the Company.
The Audit Committee has determined that the rendering of the services, other than the audit services, by Ernst & Young, is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2013.

PROPOSAL 3—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2012
At the General Meeting, our shareholders will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2012 (the “2012 Annual Accounts”) and to authorize the preparation of our 2012 Annual Accounts and annual report of our management (the “2012 Management Report”) in the English language, as required under Dutch law and our Articles of Association. We will also report on the business and the results of operations for the year ended December 31, 2012 based on the 2012 Annual Accounts.
Our 2012 Annual Accounts are audited and prepared in accordance with International Financial Reporting Standards. The 2012 Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). The 2012 Management Report required by Dutch law, which is similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2012 Annual Report to Shareholders, also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the 2012 Annual Accounts can be accessed through our website, www.sensata.com, and may be obtained free of charge by request to Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com. Approval of this proposal will constitute approval of the matters set forth in the 2012 Annual Accounts and the 2012 Management Report.
In addition, under Dutch law, we are required to provide shareholders with an opportunity at the General Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF OUR 2012
ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR 2012
ANNUAL ACCOUNTS AND 2012 MANAGEMENT REPORT IN THE ENGLISH LANGUAGE.

PROPOSAL 4—DISCHARGE OF MEMBERS OF OUR BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2012
At the General Meeting, as permitted under Dutch law and customary for Dutch companies, we are asking our shareholders to discharge the members of our Board of Directors from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended December 31, 2012. If our shareholders approve this discharge of liability, then our Board members will not be liable to the Company for actions that they took on behalf of the Company in the exercise of their duties during fiscal year 2012. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of our Board of Directors to our shareholders. The discharge is also subject to the provisions of Dutch law relating to liability upon bankruptcy.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DISCHARGE OF THE MEMBERS OF OUR BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2012.

PROPOSAL 5—AMENDMENT TO THE DIRECTOR REMUNERATION POLICY
At the General Meeting, our shareholders will be asked to approve a proposed amendment to the remuneration policy of our Board of Directors. Currently, the Chairman of the Board of Directors receives the same compensation as the other directors. Our Board of Directors has proposed to increase the fee for service as Chairman of the Board of Directors to $120,000 and to increase the value of the stock options to $150,000, in a manner that our Board believes is competitive with our peer companies as described in "Executive Compensation-Compensation Discussion and Analysis-Compensation Benchmarking and Survey Data." If the amendment to the compensation for the Chairman is approved by shareholders, the remuneration policy for the Chairman of our Board of Directors would consist of the following:

1.	$120,000 annually for service as Chairman of the Board of Directors (as compared to $50,000 for the other Directors); and

2.
Stock options to purchase ordinary shares with an aggregate value as of the grant date of $150,000, which options shall be granted annually for service as Chairman of the Board of Directors (as compared to $120,000 for the other Directors).

The remuneration policy for the other members of our Board of Directors would not change.
Additionally, all members of the Board of Directors are eligible to receive stock options and other equity-based awards, when and as determined by the Compensation Committee. The Company is authorized to reimburse each member of the Board of Directors for all reasonable out-of-pocket expenses incurred in connection with their service as a member of the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE REMUNERATION POLICY OF THE BOARD OF DIRECTORS.

PROPOSAL 6—EXTENSION TO OUR BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS
Under Dutch law and our Articles of Association, our Board of Directors may, subject to certain Dutch statutory provisions, be authorized to repurchase issued ordinary shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our ordinary shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At our 2012 Annual General Meeting of Shareholders held on May 22, 2012, our shareholders authorized our Board of Directors for a period of 18 months to repurchase as many outstanding shares in the capital of the Company as is permitted by law and the Company’s Articles of Association, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction. In October 2012, our Board of Directors authorized a $250 million share repurchase program under this authority. During the fiscal year ended December 31, 2012, we repurchased 510,590 ordinary shares under this repurchase program.
Our Board of Directors believes that we would benefit by extending the authority of the Board to repurchase our ordinary shares. For example, to the extent our Board of Directors believes that our ordinary shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such ordinary shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by our Board of Directors in light of prevailing market conditions, our available resources and other factors that cannot now be predicted, but in no event shall any such repurchases exceed 10% of the outstanding shares, as determined on the record date, in the capital of the company.
In order to provide us with sufficient flexibility, our Board of Directors proposes that our shareholders grant authority for the repurchase of up to 10% of the outstanding shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the General Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS.

PROPOSAL 7—AMENDMENT TO THE 2010 EQUITY PLAN
Our Board of Directors has adopted, and is seeking shareholder approval of, an amendment to our 2010 Equity Plan that would:

•	increase the number of ordinary shares reserved and available for issuance under the 2010 Equity Plan by 5,000,000 shares to a total of 10,000,000 shares; and

•	increase the number of ordinary shares with respect to which incentive stock options may be granted under the 2010 Equity Plan by 5,000,000 shares to a total of 10,000,000 shares.
Our Board is not seeking any other changes to the 2010 Equity Plan at this time.
Subject to adjustment for stock splits, stock dividends and similar events, the total number of ordinary shares that currently can be issued under the 2010 Equity Plan is 5,000,000 shares, of which there are approximately 1,722,764 shares available for future grants of awards as of April 9, 2013. If the above amendments are approved by shareholders, approximately 6,722,764 shares would be available for future grants of awards.
The number of ordinary shares currently remaining available for issuance under the 2010 Equity Plan is not expected to be sufficient for future granting needs and therefore our Board of Directors requests shareholder approval for this amendment to the 2010 Equity Plan.  Increasing the number of ordinary shares reserved and available for issuance under the 2010 Equity Plan will (i) provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified executives and key employees and (ii) align compensation opportunities with shareholder interests. Our Board of Directors believes that equity compensation is the most effective means of creating a long-term link between performance and the compensation provided to executives and key employees. Given the intense competition for talented individuals, our ability to offer competitive compensation packages, including those with equity-based incentives, is particularly important.
Summary of 2010 Equity Plan
The following summary of the 2010 Equity Plan is qualified in its entirety by the specific language of the 2010 Equity Plan as proposed to be amended, which is included in this Proxy Statement as Appendix A.
General. The 2010 Equity Plan was adopted in connection with our initial public offering in March 2010. The 2010 Equity Plan is administered by the Compensation Committee, provided that our Board of Directors may resolve that certain specified actions or determinations of the Compensation Committee shall require the approval of our Board. Under this plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted securities, performance awards, other stock-based awards, other cash-based awards and any combination thereof. Individuals eligible to participate include our officers, directors, employees, consultants and advisors.
Ordinary Shares Available. Assuming shareholders approve this proposal, an aggregate of 10,000,000 ordinary shares will be authorized for grants of awards under the 2010 Equity Plan, subject to adjustment in certain cases. Each type of equity award that may be granted under the 2010 Equity Plan is discussed below.
Options. Options granted under the 2010 Equity Plan may include incentive stock options and non-qualified stock options. An incentive stock option may only be granted to an employee. The exercise price per share for each option will be determined by the Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of an ordinary share on the grant date. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of an ordinary share on the grant date. Each option will terminate not later than the expiration date specified in the award agreement pertaining to such option, provided that the expiration date shall not be later than the tenth anniversary of the grant date. The expiration date of an incentive stock option granted to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding shall not be later than the fifth anniversary of the grant date. The Compensation Committee determines the terms and conditions upon which each option becomes exercisable, which may include time vesting and/or performance vesting conditions.
Restricted Securities. A restricted security is a security that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the end of a restricted period set by the Compensation Committee. The Compensation Committee shall determine the terms and conditions upon which each restricted security becomes vested, which may include time vesting and/or performance vesting, provided no restricted security granted to an employee shall vest in fewer than three years (in the case of a time-vesting award) or one year (in the case of a performance vesting award). A participant granted a restricted security generally has all of the rights of a shareholder, unless the Compensation Committee determines otherwise. Unvested restricted securities are subject to restrictions on transferability and forfeiture in the event of termination of employment with us.
Stock Appreciation Rights. Stock appreciation rights, or SARs, entitle a participant to receive the amount by which the fair market value of an ordinary share on the date of exercise exceeds the base price of the SAR. The Compensation Committee determines the terms and conditions of SARs, provided that the base price of a SAR may not be less than 100% of fair market value of an ordinary share on the grant date. SARs may be subject to time vesting and/or performance vesting conditions.
Performance Awards. The Compensation Committee may grant performance awards under the 2010 Equity Plan upon the achievement of goals or objectives, including performance awards that are intended to qualify as “performance-based compensation”

under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. If a participant ceases to be employed by the Company and its subsidiaries for any reason, any unvested performance award is forfeited.
Other Stock-Based and Cash-Based Awards. The Compensation Committee has the right to grant to any participant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to ordinary shares of the Company, including ordinary shares awarded purely as a bonus and not subject to restrictions or conditions, stock equivalent units, and awards valued by reference to book value of ordinary shares of the Company. The Compensation Committee also has the right to grant to participants other cash-based awards in such amounts, on such terms and conditions and for such consideration, including no consideration, as it may determine in its sole discretion. The Compensation Committee determines the terms and conditions, including vesting terms, if any, of any other stock-based and cash-based awards in its sole discretion.
Transferability and Change of Control Transactions. Awards granted under the 2010 Equity Plan are generally not transferable by the recipient of the award. Unless otherwise specified in an award agreement, in the event of a “change in control” (as defined in the 2010 Equity Plan), if a participant is terminated without “cause” (as defined in the 2010 Equity Plan) within 24 months thereafter, all of such participant's option, restricted security and SAR awards under the 2010 Equity Plan will be considered 100% vested. Unless the Compensation Committee determines otherwise, if a participant ceases to be employed by the Company and its subsidiaries for any reason, then the portion of such participant's awards that have not fully vested as of the termination date expire at such time. The portion of a participant's awards that are not subject to vesting or that have fully vested as of the termination date expire (i) 60 days after the termination date if the participant ceases to be employed by the Company and its subsidiaries for any reason other than termination with “cause” or due to death or disability, (ii) on the termination date if the participant's employment is terminated with “cause,” and (iii) in the event the participant dies or suffers a disability, on the date that is six months after the date on which the participant's employment ceases due to the participant's death or disability
Plan Benefits
The amount and timing of awards granted under the 2010 Equity Plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. The future awards that would be received under the 2010 Equity Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.
Certain Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2010 Equity Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. The following is intended to be a general summary only of the United States federal income tax consequences with respect to such awards. The following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the United States federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country. This summary is intended for the information of shareholders in connection with the proposal to approve the 2010 Equity Plan and not as tax advice to plan participants.
Incentive Stock Options
A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or one of our subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the shares acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the shares. If a participant sells the shares more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the shares prior to satisfying these waiting periods, then the participant will have engaged in a “disqualifying disposition” and a portion of the profit will be ordinary income and a portion may be capital gain. The amount of ordinary income would be equal to the lesser of (i) the fair market value of such shares on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period). This capital gain will be long-term if the participant has held the shares for more than one year and otherwise will be short-term. If a participant sells the shares at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Nonqualified Stock Options
A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize compensation income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.
Stock Appreciation Rights
A participant will not have income upon the grant of a stock appreciation right, or SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any shares received. Upon the sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.
Restricted Securities
A participant will not have income upon the grant of restricted securities unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the security as of the date of grant, less the purchase price paid, if any. When the security is sold, the participant will have short-term or long-term capital gain or loss equal to the difference between the sales proceeds and the value of the security on the date of grant. If the participant does not make an 83(b) election, then when the security vests the participant will have compensation income equal to the value of the security on the vesting date less the purchase price paid, if any. When the security is sold, the participant will have short-term or long-term capital gain or loss equal to the sales proceeds less the value of the security on the vesting date. Any capital gain or loss will be long-term if the participant held the security for more than one year and otherwise will be short-term.
Performance Awards
No income generally will be recognized upon the grant of a performance award. Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted ordinary shares or other property received.
Other Stock-Based Awards
The tax consequences associated with any other stock-based award granted under the 2010 Equity Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.
Certain Other Tax Consequences
To the extent that a participant recognizes ordinary income in the circumstances described above, we or our subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things,  the income (i) meets the test of reasonableness, (ii) is an ordinary and necessary business expense, (iii) is not an “excess parachute payment” within the meaning of Section 280G of the Code, (iv) is properly reported to the Internal Revenue Service and (v) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their awards. The 2010 Equity Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code, and is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO INCREASE THE NUMBER OF ORDINARY SHARES AVAILABLE FOR ISSUANCE UNDER THE 2010 EQUITY PLAN BY 5,000,000 SHARES.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that specify, among other things, the responsibilities, expectations and operations of our Board of Directors as well as general qualification criteria for directors. Our Corporate Governance Guidelines are available on our website at www.sensata.com. In addition, free copies of the guidelines may be obtained by shareholders upon request by contacting the Vice President, Investor Relations at (508) 236-1666. The Corporate Governance Guidelines are reviewed by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate.
Code of Business Conduct and Ethics; Code of Ethics for Senior Financial Employees
We have adopted a Code of Business Conduct and Ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions. In addition, we have adopted a Code of Ethics for Senior Financial Employees. Copies of the current Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Employees are available on our website at www.sensata.com. In addition, free copies of the codes may be obtained by shareholders upon request by contacting the Vice President, Investor Relations at (508) 236-1666.
In the event that any amendment is made to either code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of either code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sensata.com.
Board Leadership Structure
Mr. Wroe served as Executive Chairman of the Board and Chief Executive Officer from our initial public offering in March 2010 until July 1, 2012. We believe that the combined Chairman/CEO role helped provide strong, unified leadership for our management team and Board of Directors, particularly during our transition from a private company to a public company. However, in anticipation of changes in Dutch law as of July 1, 2012, and other factors considered by our Board, Mr. Wroe resigned from his position as Chairman of the Board. Mr. Wroe continued as an Executive Director until he resigned as the Company’s CEO on January 1, 2013. Mr. Wroe has served as a Non-Executive Director since his resignation as CEO.
Ms. Sullivan joined our Board of Directors as an Executive Director, effective January 1, 2013 at the same time she became the Company’s CEO.
Mr. Edgerley was selected as the Non-Executive Chairman of the Board upon Mr. Wroe’s resignation as Chairman and served in that capacity from the date of Mr. Wroe’s resignation as Chairman until January 1, 2013, when Mr. Wroe was named Non-Executive Chairman by the Board of Directors.
Risk Oversight
Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee (a) reviews with management Company policies with respect to risk assessment and management of risks that may be material to the Company, including the risk of fraud, (b) reviews the integrity of the Company’s financial reporting processes, both internal and external, including reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, (c) reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and (d) reviews the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. Other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Company’s management is responsible for day-to-day risk management. Our internal audit function (which is not a fixed department but a rotating system of internal finance personnel) serves as the primary monitoring and testing function for company-wide policies and procedures. Company management is responsible for managing the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.
Director Independence
Certain rules of the New York Stock Exchange ("NYSE") require that a majority of the members of our Board of Directors be “independent directors,” that the Audit Committee of our Board comprise only “independent directors” and that a majority of the members of each of the Compensation Committee and the Nominating and Governance Committee of our Board be “independent directors,” in each case, as defined under the rules of the New York Stock Exchange.
The Company's Board is currently comprised of seven directors who qualify as “independent” as such term is defined by the rules adopted by the U.S. Securities and Exchange Commission ("SEC") and the NYSE listing requirements. To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with the Company. When assessing the “materiality” of any relationship a director has with the Company, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or other relationship of a director impairs such director's independence.
The Board has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: Lewis Campbell, Paul Edgerley, Michael Jacobson, Charles Peffer, Kirk Pond, Michael Ward, and Stephen Zide. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of Messrs. Edgerley, Ward, and Zide, the Board considered their roles as managing partners at Bain Capital, in light of various relationships between us and Bain Capital, including those described below under “Certain Relationships and Related Transactions.” Also in determining the independence of Mr. Campbell, the Board considered his role as CEO and Chairman of Navistar International Corporation, a customer of one of the Company's subsidiaries, from August 2012 until April 2013. The Board found that Thomas Wroe and Martha Sullivan are “not independent” because of their respective former or current employment relationships with the Company, and that John Lewis is “not independent” due to payments made by the Company to Unitas Capital in connection with the termination of the Advisory Agreement in 2010.
Executive Sessions
In accordance with our Corporate Governance Guidelines, our Non-Executive Directors meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is Mr. Edgerley, when these executive sessions take place in connection with Board meetings, and the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.
Shareholder Communications with the Board of Directors
Any shareholders or other interested parties who have concerns that they wish to make known to the Company’s Non-Executive Directors should send any such communication to the Chairman of the Audit Committee in care of the offices of the Company’s U.S. operating subsidiary, Sensata Technologies, Inc., at 529 Pleasant Street, Attleboro, Massachusetts 02703. All such communication will be reviewed by the Chairman of the Audit Committee and discussed with the committee, which will determine an appropriate response or course of action. Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions) or raises grievances that are personal to the person submitting the communication.

Board Committees and Meetings
During fiscal year 2012, our Board of Directors held five (5) meetings. We have no policy regarding director attendance at our General Meeting.
Our Audit, Compensation and Nominating and Governance committees were formed by the Board in connection with our initial public offering in March 2010. The following table provides membership information for the Audit, Compensation and Nominating and Governance committees of our Board of Directors:

Name	Audit	Compensation	Nominating and Governance
Thomas Wroe, Jr.	—	—	—
Lewis Campbell	—	X	X*
Paul Edgerley	—	—	X
Michael J. Jacobson	X	—	—
John Lewis	—	—	—
Charles W. Peffer	X*	—	X
Kirk Pond	X	—	—
Martha Sullivan	—	—	—
Michael Ward	—	X*	—
Stephen Zide	—	X	—

*	Committee Chairperson
Below is a description of the Audit, Compensation and Nominating and Governance committees of our Board of Directors and information regarding committee meetings held in fiscal year 2012. The charter for each of our committees is available on the investor relations page of our website at www.sensata.com. You may contact the Vice President, Investor Relations at (508) 236-1666 for a printed copy of these documents.
Audit Committee
Our Audit Committee is currently comprised of three directors: Messrs. Peffer (who serves as Chairman), Jacobson and Pond, each of whom is an independent director for audit committee purposes according to the rules and regulations of the SEC and the New York Stock Exchange. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board has determined that Mr. Peffer is an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our Board. The Audit Committee is responsible for (1) recommending the appointment, retention, termination and compensation of our independent auditors to our shareholders, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of our auditing firm, (5) discussing our annual audited financial and quarterly statements with management and our independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and our independent auditor, (9) reviewing with our independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of our independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors. The Audit Committee met four (4) times during fiscal year 2012.

Compensation Committee
The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our equity incentive plans. Until December 2012, the Company was a “controlled company” within the meaning of the rules of the New York Stock Exchange and was not required to have a Compensation Committee comprised solely of independent directors. We ceased to be a "controlled company" during December 2012, and we will comply with the rules of the New York Stock Exchange applicable to a company that ceases to qualify as a "controlled company."
The Compensation Committee is responsible for (1) reviewing compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time. The Compensation Committee met five (5) times during fiscal year 2012.
The members of the Compensation Committee are Messrs. Ward (who serves as Chairman), Campbell and Zide. Messrs. Ward and Zide are Managing Directors of Bain Capital. The Company and Bain Capital or its affiliates have entered into certain transactions, as disclosed under “Certain Relationships and Related Transactions-,” "-Investor Rights Agreement,” “-Securityholders Agreement” and “-Administrative Services Agreement with Sensata Investment Co.” Our Compensation Committee will be comprised of Messrs. Pond (who will serve as Chairman), Campbell and Ward, effective immediately upon completion of the General Meeting, if they are re-elected.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board by identifying individuals qualified to become members of the Board of Directors consistent with criteria set by the Board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering shareholder nominees for election to the Board, (3) evaluating and recommending candidates for election to the Board, (4) overseeing the performance and self-evaluation process of the Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. The Nominating and Governance Committee did not meet during fiscal year 2012.
Until December 2012, the Company was a “controlled company” within the meaning of the rules of the New York Stock Exchange and was not required to have a Nominating and Governance Committee comprised solely of independent directors. We ceased to be a "controlled company" during December 2012, and we will comply with the rules of the New York Stock Exchange applicable to a company that ceases to qualify as a "controlled company." As of March 2013, the members of our Nominating and Governance Committee are Messrs. Campbell (who serves as Chairman), Edgerley and Peffer.
One of the goals of the Nominating and Governance Committee is to assemble a Board of Directors that offers a variety of perspectives, backgrounds, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders.
The Nominating and Governance Committee generally will evaluate each candidate for election to our Board of Directors based on the extent to which the candidate contributes to the range of talent, skill, experience and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, understanding of our industry and business, diversity, potential conflicts of interest, availability, independence of thought and overall ability to represent the interests of our shareholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. The Nominating and Governance Committee may engage, for a fee, search firms to identify and assist the Committee with identifying, evaluating and screening candidates for our Board.
In evaluating candidates for election to our Board of Directors, the Nominating and Governance Committee and our Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances our Board of Director’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.

The Nominating and Governance Committee will consider nominees for election or appointment to our Board that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating and Governance Committee, Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 and should not include self-nominations.
Attendance at Board and Committee Meetings
Each of our directors attended 100% of the total number of meetings of the Board and meetings held by all committees of the Board on which such director served during fiscal year 2012.
Family Relationships
There are no family relationships between any of our executive officers or directors.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any other third-party entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee or any Board committee of any of our subsidiaries. There are, and during fiscal 2012 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.
Report of the Audit Committee of the Board of Directors
In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with the Company’s independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by Ernst & Young during the fiscal year ended December 31, 2012 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2013.
From the members of the Audit Committee of Sensata Technologies Holding N.V.:
Charles Peffer, Chairman
Michael J. Jacobson
Kirk Pond

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board of Directors has adopted a statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will then promptly communicate that information to our Audit Committee. No related person transaction will be consummated or will continue without the approval or ratification of our Audit Committee. If advance Audit Committee approval is not feasible, then the related person transaction shall be considered and may be ratified, modified or terminated as the Audit Committee may determine at its next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.
2006 Acquisition
On April 27, 2006, our indirect, wholly-owned subsidiary, Sensata Technologies B.V., completed the acquisition of the sensors and controls business from Texas Instruments Incorporated (the “2006 Acquisition”). In connection with the 2006 Acquisition, we entered into a number of agreements with related persons, including our indirect majority shareholders and members of our senior management. Certain of these agreements were amended and restated in connection with our initial public offering in March 2010. Such agreements are described below.
Investor Rights Agreement
We are party to an Amended and Restated Investor Rights Agreement, dated as of March 8, 2010 (the “Investor Rights Agreement”), with Sensata Investment Company S.C.A. (“Sensata Investment Co.”), our principal shareholder, and Sensata Management Company S.A., the manager of Sensata Investment Co. The material terms of the Investor Rights Agreement are set forth below.
Demand and Piggyback Registration Rights. Bain Capital Partners, LLC and its affiliates (collectively, “Bain Capital”) may initiate an unlimited number of registrations of its securities subject to the agreement pursuant to long-form or, if available, short-form registration. We may not include in any demand registration any securities which are not subject to the agreement without the consent of the holders of a majority of the registrable securities subject to the agreement. Whenever we or Sensata Investment Co. proposes to register any of our or its securities under the Securities Act of 1933, as amended (the “Securities Act”) (other than in an initial public offering, pursuant to a registration of Sensata Investment Co. securities demanded by Bain Capital or in connection with a registration on Form S-4 or Form S-8) then we or Sensata Investment Co., as the case may be, are obligated to include in such registration all registrable securities with respect to which we or it has received written requests for inclusion therein. If the managing underwriter of a registration advises us that the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering, then we may limit the number of securities that will be included in the registration, pro rata among the respective holders thereof.
Indemnification. We have agreed to indemnify each holder of the securities covered by the Investor Rights Agreement for violations of federal or state securities laws by us or Sensata Investment Co. in connection with any registration statement, prospectus or any preliminary prospectus.
Expenses. We are generally obligated to pay all expenses with respect to any demand or piggyback registration. We will pay the expenses (other than underwriting discounts and commissions) of any such offering pursuant to the terms of the Investor Rights Agreement.
Lock Up Agreement. We, Sensata Investment Co. and each holder of registrable securities, subject to the terms of the Investor Rights Agreement, have agreed under the terms of the Investor Rights Agreement not to effect any public sale or distribution (including sales pursuant to Rule 144) of our or Sensata Investment Co.’s equity securities, as the case may be, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during (a) the seven days prior to and the 90-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration in which registrable securities are included, and (b) upon notice from us of the commencement of an underwritten distribution in connection with any shelf registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution, in each case except as part of such underwritten registration, and in each case unless the underwriters managing the registered public offering otherwise agree.

Securityholders Agreement
We are party to an Amended and Restated Securityholders Agreement, dated as of March 8, 2010 (the “Securityholders Agreement”), with Sensata Investment Co., Sensata Management Company S.A., investment funds associated with Bain Capital (the “Bain Capital Funds”) and investment funds managed by Unitas Capital Ltd. (the “Unitas Funds”). The material terms of the Securityholders Agreement are set forth below. The Bain Capital Funds and the Unitas Funds are collectively referred to as the “Sponsors.”
Tag Along Rights. If the Bain Capital Funds propose to transfer any of their securities, each of the Unitas Funds will have the right, but not the obligation, to participate in such transfer subject to the terms and conditions set forth in the Securityholders Agreement. Any Unitas Fund electing to participate in a transfer has the right to participate at the same price and on the same terms as the Bain Capital Fund proposing to transfer its securities. The Unitas Funds will be entitled to sell a number of each class of securities being transferred equal to such holder’s pro rata share of such class of securities.
Piggyback Registration Rights. Whenever Sensata Investment Co. proposes to register any of its securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration. The Unitas Funds electing to participate in a registration will be entitled to include in such registration, at the same price and on equal terms as the Bain Capital Funds, a number of each class of securities being offered equal to such holder’s pro rata share of the securities of such class as are proposed to be included by the Bain Capital Funds in the registration. The number of securities that the Bain Capital Funds and the Unitas Funds may include in the registration may be restricted if the managing underwriter advises Sensata Investment Co. that, in its opinion, the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering.
In addition, if at any time Sensata Investment Co. distributes our securities to the shareholders of Sensata Investment Co. (whether in liquidation, dividend or otherwise), and we propose to register any securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration on terms similar to those described in the preceding paragraph.
Drag Along Rights. If the Bain Capital Funds request an “approved sale” (as defined in the Securityholders Agreement), each of the Unitas Funds is obligated to vote for and consent to such sale. If the approved sale is a merger or consolidation, each of the Unitas Funds will waive any dissenter’s rights, appraisal rights or similar rights. If the approved sale is a stock transfer, each of the Unitas Funds will agree to sell its pro rata shares of each class of securities to be sold in such transfer at the same price and on the same terms and conditions as the Bain Capital Funds. Upon the receipt by the Unitas Funds of their proportional share of the purchase price, the Unitas Funds’ voting rights, rights to distributions and all other rights granted as securityholders will terminate.
Transfer Restrictions. The Unitas Funds may not transfer any of their securities covered by the Securityholders Agreement other than in connection with their participation in a sale by the Bain Capital Funds, an approved sale, a public sale or an exempt transfer. In addition, the Unitas Funds have agreed under the terms of the Securityholders Agreement not to effect any transfer of any of their securities or any other of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during (i) the seven days prior to and the 180-day period beginning on the effective date of an initial public offering and (ii) the seven days prior to and the 90-day period beginning on the effective date of any other public offering, except as part of any such offering or unless the underwriters managing the registration of any such offering otherwise agree. This agreement, however, is conditioned on the Unitas Funds not being subject to a longer lock-up agreement than the Bain Capital Funds.
First Amended and Restated Management Securityholders Addendum for the Company Securities Plan
All of our ordinary shares granted to members of our management, including our executive officers, under our 2006 Securities Purchase Plan (the “2006 Purchase Plan”), are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Securities Plan (the “Company Securities Plan Addendum”).
Transfer Restrictions. Management securityholders may not transfer their securities except as follows:

•	Transfers to certain permitted transferees, including family members;

•	Transfers made in connection with drag along rights or tag along rights;

•	Transfers made in connection with the termination of such holder’s employment and the exercise of the Company’s option under the 2006 Purchase Plan or any award agreement; and

•
Transfers in any public offering in connection with such holder’s registration rights or, after an initial public offering, a transfer pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business.

The transfer restrictions terminate upon a change in control of our voting shares or a sale of all or substantially all of our assets.

“Tag Along” Rights. If Sensata Investment Co. sells the ordinary shares it holds of the Company, except a sale in a public offering or certain sales with affiliates, the management securityholders have the right to participate in the sale on the same terms and conditions as Sensata Investment Co., subject to certain conditions. Each management securityholder participating in the sale will be entitled to receive the same consideration as Sensata Investment Co., except in limited circumstances where the consideration includes securities, in which case the management securityholders may be entitled to have us purchase his/her securities for cash. If the Sponsors sell more than 50% of the total voting power or economic interest of Sensata Investment Co., except a sale in a public offering or any sale between the Sponsors and their affiliates, the management securityholders have the right participate in the sale on substantially the same terms as they would if the sale instead involved the ordinary shares of the Company.
“Drag Along” Rights. If our Board of Directors approves a change in control or a sale of substantially all of our assets, the management securityholders agree, if and to the extent requested by the Board, to sell their securities on the terms and conditions of the sale. Each management securityholder must receive the same form and amount of consideration per share as received by the Bain Capital Funds and the Unitas Funds. However, in certain limited circumstances where the consideration includes securities, management securityholders may be entitled to have us, the Bain Capital Funds or the Unitas Funds, as the case may be, purchase their securities for cash. These drag along rights will terminate upon a change in control of the Company or a sale of all or substantially all of the Company’s assets.
Each management securityholder participating in a tag along or drag along sale will bear its pro rata share of costs to the extent such costs are incurred for the benefit of all holders of securities and are not otherwise paid by us or the acquiring party. However, any costs incurred by a management securityholder solely for his/her own benefit will be borne by such management securityholder.
Registration Rights. If we propose to conduct an underwritten registration of any of our securities under the Securities Act (other than in an initial public offering or in connection with registration on Form S-4 or Form S-8) and we are including in such registration any of its securities held by Sensata Investment Co. or the Sponsors and the registration form to be used may be used for the registration of the management securities, we will include upon the request of the management securityholders any securities of such holders. In any underwritten registration, if the managing underwriter advises us that in its opinion, the number of securities being registered exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then we may restrict the number of management securities that will be included in the registration.
We will pay all registration expenses, whether or not any registration becomes effective. Additionally, we will pay for one counsel for the management securityholders in connection with the registration rights whether or not any registration becomes effective.
First Amended and Restated Management Securityholders Addendum for the Company Option Plan
All of the options granted to members of our management, including our executive officers, under our 2006 Management Option Plan (the “2006 Option Plan”) are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Option Plan (the “Company Option Plan Addendum”). The terms and conditions of the Company Option Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•	The management securityholders’ rights and obligations under the Company Option Plan Addendum become effective only to the extent such holder’s options are exercised; and

•	In connection with any drag along sale, each management securityholder will have the opportunity to exercise vested options prior to or in connection with the sale.
First Amended and Restated Management Securityholders Addendum for the Sensata Investment Co. Securities Plan
All of the securities granted to members of our management, including our executive officers, under the Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Plan are subject to the First Amended and Restated Management Securityholders Addendum (the “Sensata Investment Co. Plan Addendum”). The terms and conditions of the Sensata Investment Co. Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•
The management securityholders’ rights and obligations under the Sensata Investment Co. Plan Addendum are made with respect to the ordinary shares of Sensata Investment Co. and not the Company, and also include Sensata Investment Co.’s preferred equity certificates and convertible preferred equity certificates; and

•
The provisions found in the Company Securities Plan Addendum relating to the tag along rights granted in connection with a sale of Sensata Investment Co. do not apply to the Sensata Investment Co. Plan Addendum.

Administrative Services Agreement with Sensata Investment Co.
In March 2009, we and our principal shareholder, Sensata Investment Co., entered into an Administrative Services Agreement for services relating to the review of our financial statements and other administrative matters. The Administrative Services Agreement was entered into with retroactive effectiveness from January 1, 2008. Under this agreement, we pay Sensata Investment Co. quarterly for its services, at rates equal to the actual cost incurred by Sensata Investment Co., with such rates reviewed from time to time by us and Sensata Investment Co. We paid approximately $400,000 to Sensata Investment Co. under the Administrative Services Agreement during fiscal year 2012. The Administrative Services Agreement has an indefinite term but may be terminated by either party with 30 days prior written notice. Additionally, Sensata Investment Co. and we have the right to inspect each others’ books and records. We must indemnify Sensata Investment Co. from and against any loss, cost, or expense, including reasonable attorneys’ fees, related to any act or omission in connection with the performance or nonperformance of Sensata Investment Co.’s duties under the agreement.
Directors and Officers
Paul Edgerley, Michael Ward and Stephen Zide, each a Managing Director of Bain Capital, are members of our Board of Directors. For a description of Bain Capital’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnotes (1) and (2) to the table under the heading “Security Ownership of Certain Beneficial Owners and Management.” John Lewis, a Partner of Unitas Capital Ltd., is also a member of our Board of Directors. For a description of Unitas Capital Ltd.’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnote (3) to the table under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Other Related Person Transactions
One of our indirect, wholly-owned subsidiaries, Sensata Technologies, Inc., received payments from Navistar International Corporation (“Navistar”)  from January 1, 2012 through March 31, 2013 for the sale of products pursuant to purchase orders of $10.8 million. From August 2012 until April 2013, Lewis Campbell, a Director of the Company since the 2012 Annual General Meeting of Shareholders served as Chairman and Chief Executive Officer of Navistar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 2, 2013, certain information regarding the ownership of our ordinary shares by (1) each person known to us to beneficially own 5% or more of our ordinary shares; (2) each of our named executive officers and directors; and (3) all of our executive officers and directors as a group.
The percentage of shares beneficially owned is based upon 178,562,673 ordinary shares outstanding as of April 2, 2013, which includes 2,185,774 legally issued shares that have been repurchased by the Company but not legally retired, 119,950 legally issued shares that are subject to forfeiture until such shares have vested, and 7,740 legally issued shares that have been forfeited but not yet legally retired and in each case are not considered outstanding for accounting purposes.
Beneficial ownership is determined in accordance with the applicable rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispute or direct the disposition thereof, or has the right to acquire such powers within 60 days. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Certain of our named executive officers own shares of our principal shareholder, Sensata Investment Co. We have not included in the following table the number of our ordinary shares that such named executive officers may be deemed to indirectly own as a result of owning such shares of Sensata Investment Co. because none of these named executive officers exercise voting or investment power with respect to these shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The address for Sensata Investment Co. is Socíeté en Commandite par Actions 9A Parc d’, Activité, Syrdall, L-5365 Munsbach, Luxembourg. The address for Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206-4805. The address for Scout Capital Management LLC is 640 Fifth Avenue, 22nd Floor, New York, NY 10019.

Name	Ordinary Shares Beneficially Owned	Percentage of Outstanding Shares
Sensata Investment Company S.C.A.(1)(2)(3)	63,277,590	35%
Janus Capital Management LLC(4)	11,898,458	7%
Scout Capital Management LLC(4)	10,346,514	6%
Directors and Named Executive Officers:
Thomas Wroe(5)	1,760,175	*
Martha Sullivan(7)	1,263,149	*
Jeffrey Cote(6)	672,116	*
Robert Hureau(9)	118,298	*
Steve Major(8)	21,800	*
Martin Carter(10)	136,251	*
Lewis Campbell	12,900	*
Paul Edgerley(13)	63,315,190	35%
John Lewis(3)(11)	37,600	*
Michael Jacobson(11)	78,600	*
Charles Peffer(11)	39,600	*
Michael Ward(13)	63,315,190	35%
Stephen Zide(13)	63,315,190	35%
Kirk Pond(12)	26,100	*
All directors and executive officers as a group (16 persons)	67,982,965	37%

*	Less than 1%

(1)
Sensata Investment Company S.C.A., or “Sensata Investment Co.,” an entity organized in Luxembourg, is controlled by its manager, Sensata Management Company S.A. In such capacity, Sensata Management Company S.A., through its Board of Directors acting by a majority, exercises voting and dispositive power with respect to the ordinary shares owned by Sensata Investment Co. The Board of Directors of Sensata Management Company S.A. is currently comprised of Ms. Ailbhe Jennings and Messrs. Walid Sarkis, Sean Doherty and Paul Edgerley. Messrs. Sarkis, Doherty and Edgerley are each a Managing Director of Bain Capital. All of the outstanding capital stock of Sensata Management Company S.A. is owned by Bain Capital Fund VIII,

L.P. and Bain Capital Fund VIII-E, L.P. and, in that capacity, these funds have the power to appoint the directors of Sensata Management Company S.A. Because of the relationships described in (2) below, Bain Capital Investors, LLC (“BCI”) may be deemed to control these Bain Capital funds and thus may be deemed to share voting and dispositive power with respect to the shares held by Sensata Investment Co. BCI expressly disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. BCI is controlled by an Investment Committee comprised of the following Managing Directors of Bain Capital: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, John Kilgallon, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide.

(2)
Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G”) together hold approximately 80.6% of the equity interests of Sensata Investment Co. BCI is the Managing General Partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the General Partner of Bain Capital Partners IX, L.P., which is the General Partner of Fund IX and Coinvestment IX, Bain Capital Partners VIII, L.P., which is the General Partner of Fund VIII and Coinvestment VIII, and Bain Capital Partners VIII-E, which is the General Partner of Fund VIII-E. As a result, the Investment Committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by Sensata Investment Co.

(3)
Asia Opportunity Fund II, L.P. (“Asia Fund II”) and AOF II Employee Co-invest Fund, L.P. (“AOF II”) hold 10.0% and 0.1%, respectively, of the equity interests of Sensata Investment Co. and 1,674,896 and 17,026 ordinary shares of the Company. Unitas Capital Equity Partners II, L.P. is the general partner of Asia Fund II and AOF II. Unitas Capital Ltd. is the fund manager to Asia Fund II and AOF II. Mr. Lewis is a Partner of Unitas Capital, and he disclaims the beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares.

(4)	Beneficial ownership is based upon information derived from Securities and Exchange Commission filings made by such person on Schedule 13G.

(5)
Includes 1,666,990 options exercisable for ordinary shares, of which 206,409 are held in a family trust established for the benefit of Mr. Wroe’s children. Does not include 41,218 ordinary shares indirectly owned based on such trust’s direct ownership of 68,674 ordinary shares, or 0.07%, of Sensata Investment Co.

(6)	Includes 613,270 options exercisable for ordinary shares.

(7)
Includes 1,216,082 options exercisable for ordinary shares. Does not include 14,778 ordinary shares indirectly owned based on such person’s direct ownership of 24,621 ordinary shares, or 0.02%, of Sensata Investment Co.

(8)
Includes 21,800 options exercisable for ordinary shares. Does not include 1,278 ordinary shares indirectly owned based on such person's direct ownership of 2,129 ordinary shares, or 0.002% of Sensata Investment Co.

(9)	Includes 94,801 options exercisable for ordinary shares.

(10)	Includes 136,251 options exercisable for ordinary shares.

(11)	Includes 24,700 options exercisable for ordinary shares.

(12)	Includes 11,200 options exercisable for ordinary shares.

(13)
Includes 24,700 options exercisable for ordinary shares. Messrs. Edgerley and Zide are each a Managing Director and member of the Investment Committee of BCI and therefore may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital funds as described in Note 2 above. Each of these persons disclaims beneficial ownership of the shares that may be deemed to be owned by the Bain Capital Funds except to the extent of his pecuniary interest therein. Mr. Ward is a Managing Director of BCI but is not a member of the Investment Committee. Mr. Ward may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital funds as described in Note 2 above. Mr. Ward disclaims beneficial ownership of the shares that may be deemed to be owned by the Bain Capital Funds except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2012. Our officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION
The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow.
Compensation Discussion and Analysis
From the 2006 Acquisition until our initial public offering in March 2010, our business was managed under the direction of the Board of Directors and executive officers of our principal operating subsidiary, Sensata Technologies, Inc. (“STI”). The Company served as a holding company and did not engage in any meaningful activities other than in that capacity. In contemplation of the completion of our initial public offering, all of the executive officers of STI were appointed to serve in the same capacity with the Company.
In contemplation of our initial public offering, our Board of Directors formed a Compensation Committee and adopted a written charter for the Compensation Committee, which is available on our website (www.sensata.com). This section provides an overview of our executive compensation philosophy and how and why the Compensation Committee arrives at specific compensation decisions and policies. Our executive compensation policy is substantially similar to how the compensation committee of STI made such determinations prior to our initial public offering.
This Compensation Discussion and Analysis section describes the material elements of our compensation programs for the executive officers listed in the Summary Compensation Table (collectively, the “Named Executive Officers”).
Additionally, in 2011, we submitted our executive compensation program to an advisory vote of our shareholders and it received an overwhelming level of support at 99.8% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our shareholders about our executive compensation program, including the "say on pay" vote. Based on the high level of support obtained in 2011, the Compensation Committee did not deem it necessary to implement any changes to the program. Nonetheless, the Compensation Committee will continue to consider and monitor shareholder feedback in its subsequent executive compensation decision making. In addition, at our 2011 annual meeting, 82.8% of our shareholders supported a triennial vote on our executive compensation program and, in response, our Board of Directors has determined to hold a vote on "say on pay" every three years. The next "say on pay" vote will occur at our 2014 annual meeting.
Summary
Business Results
The core of the Company's executive compensation philosophy is pay for performance. Key accomplishments for 2012 include:

Growth

•	Grew 2012 net revenue 5% to $1.91 billion

•	Continued our investment in Research, Development and Engineering to 5.7% of net revenue

•	Closed on $300 million of new business opportunities

Financial Outcomes

•	Achieved earnings growth despite deteriorating end markets and significant Euro headwinds

•	Generated Free Cash Flow of $343 million

•	Invested $55 million in Capex, 2.9% of net revenue

•	Ended the year with $414 million in cash on hand

Capital Markets

•	Increased liquidity in ST with a successful secondary offering

•	Share price up over 80% from the IPO in March 2010

•	Repriced our 7-year $1.1 billion term loan down 25 basis points

Awards

•	Globe 100 - Top Performing Company to Sensata by The Boston Globe

•	Inclusive Employer to Sensata Mexico by the Federal Labor Office

•	2012 Best Technology Service Provider to Sensata China by Zhong Shan Broad-Ocean Motor Co., Ltd. (Dayang)

•	2012 Best Cooperative Supplier Award to Sensata China by Build Your Dreams (BYD)

2012 Compensation Decisions
The Compensation Committee reviews the Company’s executive compensation policies and procedures on an ongoing basis. In determining whether to make changes to these policies and procedures, the Compensation Committee considers competitive market trends, strategic goals and growth objectives and the views of shareholders. The following summarizes the Compensation Committee’s compensation decisions in 2012 in light of these factors and the accomplishments highlighted above:

•
Base Salary. The Compensation Committee reviewed competitive market pay practices to determine whether base salary increases were advisable. After considering this information, along with the Company’s pay for performance philosophy and the contributions and expected contributions of each Named Executive Officer, the Compensation Committee decided to increase the base salary for each Named Executive Officer. The resulting base salaries for the Named Executive Officers, on average, continued to be below the market median, which is in line with the Company’s philosophy.

•
Short-Term Incentive Awards. The amount of the total pool of short-term incentive awards payable to each of our executive officers, including the Named Executive Officers, is determined based on the achievement of the adjusted EBITDA target and predetermined individual performance goals. For 2012, there was also the potential for an individual performance multiplier of up to 40%, subject to a cap of 240%. Based on the Company’s performance against the adjusted EBITDA performance measure that the Compensation Committee established at the beginning of 2012 and other factors considered by the Compensation Committee, short-term incentive awards were not granted to our executive officers including the Named Executive Officers for fiscal year 2012.

•
Equity Compensation. In support of our pay for performance philosophy, we granted a mix of stock options and performance-contingent restricted securities in 2012 to certain executives, including certain Named Executive Officers. While we had historically granted time vesting restricted securities for retention purposes, during 2011 we introduced restricted securities that additionally vest based on the Company’s achievement of adjusted net income targets. Because the Compensation Committee believes that equity compensation is a significant tool for the Company to retain its executive officers and other key employees, the Compensation Committee evaluates the amount of equity securities of the Company, including vested and unvested stock options and restricted securities, held by each of the Named Executive Officers. Additionally, during 2012, in connection with his retirement as CEO, we modified certain vesting rules concerning equity awards previously granted to Mr. Wroe. These modifications are described in greater detail below and form of such agreement was included as an exhibit with the Company's Current Report on Form 8-K filed with the SEC on December 10, 2012.

Other Compensation Highlights
Additional highlights of our executive compensation policies are as follows:

•	Tax gross-ups are not provided to our executive officers, including the Named Executive Officers, for personal expenses or in the event of a change in control.

•
The Compensation Committee has retained an independent compensation consultant. The consultant is not permitted to provide any other services to the Company unless pre-approved by the Compensation Committee.

•
The Compensation Committee oversees and evaluates the design and implementation of the incentives and risks associated with our compensation policies and practices. This oversight and evaluation is completed with the assistance of human resources management.

•	The Company offers limited perquisites to Named Executive Officers.

•
The Company’s equity award grant date guidelines require that equity awards be granted at pre-determined times in order to ensure that grants are not timed or coordinated with the release of material information about the Company.

•
The Compensation Committee has adopted a policy that each Named Executive Officers hold stock options, restricted securities or other equity of the Company in an amount equal in value to at least a defined multiple of his or her base salary as follows: Mr. Wroe, 4x salary; each of Mr. Cote and Ms. Sullivan, 3x salary; and Messrs. Hureau, Major and Carter, 2x salary.

•
For 2012, the short-term incentive opportunities for all of the Named Executive Officers were based on adjusted EBITDA performance for the year and long-term incentive awards were based on the performance of the Company’s ordinary shares and adjusted net income for performance equity.

Compensation Philosophy and Objectives
Our philosophy in establishing compensation policies for the Named Executive Officers is to align compensation with our strategic goals and our growth objectives, while concurrently providing competitive compensation that enables us to attract and retain highly qualified executives.
The primary objectives of our compensation policies for the Named Executive Officers are to:

•	attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and by rewarding outstanding personal performance;

•	promote and reward the achievement of our long-term value creation objectives;

•	promote and reward the achievement of short-term objectives; and

•	align the interests of the Named Executive Officers with those of the Company by making long-term incentive compensation dependent upon the Company’s financial performance.
Executive compensation is based on our pay-for-performance philosophy, which emphasizes company and individual performance measures that correlate closely with the achievement of both short-and long-term performance objectives. To motivate the Named Executive Officers, we focus primarily on equity compensation that is tied directly to long-term value creation goals. Additionally, we provide competitive cash compensation rewards to the Named Executive Officers that focus on the achievement of short-term objectives.
By design, our base salaries are generally below market, offset by the longer term potential value of the equity compensation and the short-term opportunity for annual incentive bonuses.
For years in which we perform well, the Named Executive Officers can earn additional compensation under our performance-based annual bonus plan such that the officers’ total annual cash compensation meets or exceeds the median annual cash compensation paid by comparable companies. See “-Components of Compensation-Cash Compensation” below for additional information. We believe putting a balanced portion of our executives’ total cash compensation at risk encourages our executives to strive to meet the overall performance goals of the Company as well as their individual performance goals.
Role and Function of the Compensation Committee
The Compensation Committee is comprised of three members of our Board of Directors: Michael Ward, Stephen Zide, and Lewis Campbell. The Compensation Committee is responsible for reviewing and approving each element of the compensation for the Named Executive Officers. The Compensation Committee also reviews the Company’s overall compensation philosophy and objectives on an annual basis. The Compensation Committee is also involved with risk review of the compensation programs, and has concluded that none of the programs incentivize executives or employees to take actions that would result in material adverse impact on the Company.
The Compensation Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has retained Pearl Meyer & Partners as its independent consultant (the “Consultant”or "Pearl Meyer"). The Consultant advises the Compensation Committee on all matters related to the compensation of the Named Executive Officers and assists the Compensation Committee in interpreting data provided by the Company, as well as additional data provided by the Consultant. During 2012, the Consultant prepared materials for all Compensation Committee meetings and participated in all of the meetings. The Compensation Committee holds an executive session with the Consultant during each meeting at which the Consultant is present. No members of management are present at the executive sessions.
The Compensation Committee considered the independence of Pearl Meyer & Partners in light of new SEC rules and proposed NYSE listing standards. Specifically, the Compensation Committee considered the following factors: (i) other services provided to the Company by Pearl Meyer; (ii) fees paid by the Company as a percentage of Pearl Meyer's total revenue; (iii) policies or procedures maintained by Pearl Meyer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultant(s) from Pearl Meyer involved in the engagement and a member of the Compensation Committee; (v) any Company stock owned by the individual consultant(s) of Pearl Meyer involved in the engagement; and (vi) any business or personal relationships between our executive officers and Pearl Meyer or the individual consultant(s) involved in the engagement. The Compensation Committee concluded that Pearl Meyer's work for the Compensation Committee is independent and does not raise a conflict of interest.
The Compensation Committee makes an independent determination on all matters related to the compensation of the Named Executive Officers. In making its determinations, the Compensation Committee may seek the views of the Chief Executive Officer on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other Named Executive Officers to that performance.

The Compensation Committee may also consult with the Senior Vice President, Human Resources or other members of our Human Resources staff on matters related to the design, administration and operation of the Company’s compensation programs. The Compensation Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefits matters to the Senior Vice President, Human Resources, who reports directly to the Compensation Committee regarding the actions he or she has taken under this delegation. At present, the Vice President, Human Resources implements the Compensation Committee's decisions on compensation and benefits matters since the position of Senior Vice President, Human Resources is not currently filled, after the departure of Donna Kimmel in November 2012.
Role of Officers in Determining Compensation
The Chief Executive Officer, Senior Vice President, Human Resources, and Vice President, Total Rewards provide analysis and recommendations on compensation issues and attend meetings of the Compensation Committee, as requested by the Compensation Committee. The Compensation Committee also meets in executive session without any executive officers present. All decisions related to the compensation of the Named Executive Officers are ultimately made by the Compensation Committee.
Compensation Benchmarking and Survey Data
As part of establishing the total compensation packages for the Named Executive Officers for 2012, the Compensation Committee reviewed compensation packages for executive officers holding comparable positions, based on similarity of job content, at comparable companies. In September 2011, the Consultant recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	industry similarity;

•	companies with revenues approximately one-half to two times our annual revenues (generally between $750 million and $3 billion); and

•	companies with market capitalization approximately one-half to two times our market capitalization (generally between $1.85 billion and $7.40 billion).
For the analysis of the 2012 compensation packages for the Named Executive Officers, the peer group was approved by the Compensation Committee in September 2011 and consisted of the following companies:

AMETEK, Inc.	FLIR Systems, Inc.
Amphenol Corporation	KEMET Corp
Analog Devices	Molex, Inc.
AVX Corporation	Moog, Inc.
Amtel Corp	Regal-Beloit Corporation
Fairchild Semiconductor	Vishay Intertechnology
Woodward Inc.
The Compensation Committee utilizes the peer group to provide context for its compensation decision making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, the Consultant prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of the Named Executive Officers to the comparable company market data utilizing publicly available data from the peer group and broad survey data (reflecting companies of similar size in the high technology industry). The Compensation Committee uses the survey data in conjunction with peer group data in evaluating compensation practices. Each of the elements of compensation is reviewed as part of this analysis and evaluation.
The survey data includes the following sources:

•
the Benchmark and Executive Surveys Overall Practices Report published by Radford, an AON Company, which reviews executive compensation of approximately 700 participating companies, primarily within the technology industry, covering base salary, incentives, stock and total cash/total direct compensation; and

•
the Towers Perrin Compensation Data Bank (CDB) Executive Compensation Database, which reviews executive compensation of approximately 800 participating companies and focuses on total direct compensation comprised of salary, bonus and long-term incentives.

Components of Compensation
Compensation for the Named Executive Officers consists of cash compensation and equity compensation, each as discussed below.
Cash Compensation
The Named Executive Officers receive annual cash compensation in the form of base salary, annual incentive bonuses and discretionary bonuses, which collectively constitute the executive’s total annual cash compensation. The levels of total annual cash compensation are established by the Compensation Committee annually under a program intended to maintain parity with the competitive market for executives in comparable positions while also reflecting individual executive performance, contributions, expertise and role criticality. Total annual cash compensation for each position is targeted at the “market value” for that position as measured by the annual benchmark review described above, but may vary based on individual executive performance, experience and contributions.
We strive to maintain base salaries, which are the fixed component of annual cash compensation, below market median value, thereby putting a larger portion of the executive’s total annual cash compensation at risk. The annual incentive bonus is targeted at a level that, when combined with base salaries, yields total annual cash compensation that approximates market median value when the Company, operating units and individuals meet performance goals. Accordingly, when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives, total annual cash compensation for a position generally will exceed the position’s market median value. Conversely, when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives, total annual cash compensation generally will be below market levels. In addition, the Compensation Committee may grant a discretionary bonus to reward extraordinary individual or Company performance during the fiscal year.
Base Salary: Base salary for each Named Executive Officer is established based on that executive’s scope of responsibilities, taking into account competitive market compensation paid by other companies to executives in similar positions. While we believe that executive base salaries should generally be targeted around 90% of the market median, in 2012 we established base salaries for two of our Named Executive Officers, Ms. Sullivan and Mr. Cote, above our targeted approach. We established those base salaries as part of our succession planning process and Ms. Sullivan's and Mr. Cote's anticipated promotions from their current positions in the Company. As such, we recommended 12% and 15% base salary increases during 2012 which resulted in base salary for Ms. Sullivan at about 109% of the market median for peer counterparts and, for Mr. Cote, at about 115% of the market for peer counterparts. The Compensation Committee felt this was appropriate given their increasing responsibilities related to their promotions. We expect their positioning relative to market median to fall back in line with our targeted approach as they will be benchmarked against their new, larger roles among their peer counterparts.

Name	Percentage of Market Median(1)
Thomas Wroe, Jr.	97%
Martha Sullivan	109%
Jeffrey Cote	115%
Robert Hureau	85%
Martin Carter	90%
Steve Major	92%

(1)	Based on each Named Executive Officer’s 2012 base salary.

Base salaries are reviewed by the Compensation Committee annually. Annual adjustments to an executive’s base salary take into account:

•	individual performance (based on achievement of pre-determined goals and objectives);

•	market position of the individual’s current base salary versus 90% of the market median;

•	our historical pay practices with respect to that position or executive;

•	our ability to pay increases; and

•	internal equity.

The table below sets forth the base salary increases given in 2012, expressed as a percentage compared to each executive’s 2011 base salary.

Name	Base Salary Increase
Thomas Wroe, Jr.	0%
Martha Sullivan	15%
Jeffrey Cote	12%
Robert Hureau	15%
Martin Carter	1%
Steve Major	0%
The 2012 base salary increases for Mr. Cote and Ms. Sullivan were based on individual contributions and achievements and an evaluation of their base salaries relative to market base salary compensation. Ms. Sullivan’s base salary was brought over the 100th percentile of the market median due to her particular contributions and achievements, and as part of her planned succession and promotion to Chief Executive Officer. Mr. Cote’s base salary was brought to the 115th percentile of the market median due to his particular contributions and achievements, and his promotion to Chief Operating Officer in 2012. The increases for Mr. Hureau are a result of his promotion to Chief Financial Officer and an 18 month process to move his base salary to the target base compensation equal to the 90th percentile of the market median.
Annual Incentive Bonus: Annual incentive bonuses are used to provide compensation to the Named Executive Officers that is tied directly to our annual adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other costs) growth goal. If we meet our adjusted EBITDA growth goal, then we pay out 100% of the pre-determined bonus pool. If we exceed our adjusted EBITDA growth goal, then we pay out more than 100% of the pre-determined bonus pool, and if we fall short of our adjusted EBITDA growth goal, we pay out less than 100% of the pre-determined bonus pool.
The payout percentages relative to our performance scale are determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee at the beginning of each year. The performance target for the Chief Executive Officer is set by the Compensation Committee based on the previously described annual benchmarking study. The amount of the annual incentive bonus to be paid to the Chief Executive Officer is determined by the Compensation Committee based on achievement of our adjusted EBITDA growth goal.
For 2012, the Compensation Committee set the adjusted EBITDA target (excluding acquisitions and restructuring charges) at $565 million, and the total executive bonus pool was $5 million. The table below sets forth the percentage of the total bonus pool payable to our executive officers, including the Named Executive Officers, based upon the relative achievement of the adjusted EBITDA target.

Percentage of adjusted EBITDA Target Achieved	Percentage of Target Cash Bonus
<90%	—
90%	50%
95%	75%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%
As reflected in the table above, the actual cash bonus for our executive officers, including the Named Executive Officers, could have been less than or greater than their target cash bonuses, depending on our performance relative to the pre-determined adjusted EBITDA target of $565 million. Each 1% increase or decrease in the actual adjusted EBITDA relative to the adjusted EBITDA target would result in a 5% increase or 5% decrease, as the case may be, in the incentive bonus paid to our executive officers. For 2012, based on the Company’s achievement of an adjusted EBITDA of $486.3 million, the annual incentive bonus was not paid to our executive officers.
For 2012, there was also the potential for an individual performance multiplier of up to 40%, subject to a cap of 240%. However, because annual incentive bonuses were not awarded, the performance multiplier was not factored into any compensation decisions.

In addition, the Compensation Committee has discretion to increase or decrease the amount of the bonus pool based on our financial and stock price performance versus our competitors. For 2012, the Compensation Committee did not exercise this discretion.
Equity Compensation
Equity compensation is granted to our executive officers and other key employees as a long-term, non-cash incentive. Our equity compensation structure is intended to accomplish the following main objectives:

•	balance and align the interest of participants and shareholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of shareholder value;

•	increase equity holding levels of key employees;

•	ensure competitive levels of compensation opportunity in line with our peer group; and

•	assist in attracting, retaining and motivating key employees, including the Named Executive Officers.
We use stock options and restricted securities granted under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the “2010 Equity Plan”), which was adopted in connection with our initial public offering, as the principal method of providing long-term incentive compensation. Prior to our initial public offering, we granted stock options to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (the “2006 Option Plan”), and we granted restricted securities to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan (the “2006 Purchase Plan”). It is expected that no further grants will be made under the 2006 Option Plan or the 2006 Purchase Plan.
2006 Option Plan. All awards under the 2006 Option Plan are in the form of options exercisable for ordinary shares, and a fixed amount of ordinary shares have been reserved for issuance under this plan. All awards of options under the plan are subject to straight-line time vesting over a five-year period at 20% per year. Certain options are also subject to performance vesting upon the completion of a liquidity event, which is defined to be a sale or an initial public offering that results in specified returns of two times the Sponsor’s investment. All options subject to performance vesting expire upon consummation of a “change in control” or “initial public offering” (each as defined in the 2006 Option Plan) to the extent they do not otherwise performance vest in connection with the change in control or initial public offering, as applicable. We completed the initial public offering of our ordinary shares in March 2010.
Options granted under the 2006 Option Plan are generally not transferable by the holder thereof. Except as otherwise provided in specific option award agreements, options that are fully vested expire 60 days after termination of the holder’s employment for any reason other than termination for cause (in which case the options expire on the holder’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the holder’s termination date). Any holder who exercises an option awarded under the 2006 Option Plan automatically becomes subject to the Company Option Plan Addendum that provides additional terms and conditions applicable to the options. See “Certain Relationships and Related Transactions-First Amended and Restated Management Securityholders Addendum for the Company Option Plan.” The term of all options granted under the 2006 Option Plan may not exceed ten years.
We did not grant any awards under the 2006 Option Plan during fiscal year 2012.
2006 Purchase Plan. All awards of restricted securities under the 2006 Purchase Plan are in the form of ordinary shares. Restricted securities granted under this plan are generally not transferable by the recipient of the securities. Restricted securities that have not vested are subject to forfeiture upon termination of the recipient’s employment for any reason other than involuntary retirement, death or disability. Any recipient of restricted securities under the 2006 Purchase Plan, either by award or purchase, automatically becomes subject to the Company Securities Plan Addendum that provides additional terms and conditions upon which the recipient may hold the restricted securities. See “Certain Relationships and Related Transactions-First Amended and Restated Management Securityholders Addendum for the Company Securities Plan.”
We did not grant any awards under the 2006 Purchase Plan during fiscal year 2012.
2010 Equity Plan. The 2010 Equity Plan is administered by the Compensation Committee, provided that our Board of Directors may resolve that certain specified actions or determinations of the Compensation Committee shall require the approval of the Board. Under this plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted securities, performance awards, other stock-based awards, other cash-based awards and any combination thereof. Individuals eligible to participate include our officers, directors, employees, consultants and advisors. An aggregate of 5,000,000 ordinary shares have been authorized for grants of awards under the plan, subject to adjustment in certain cases. Each type of equity award that may be granted under the 2010 Equity Plan is discussed below.
Options. Options granted under the 2010 Equity Plan may include incentive stock options and non-qualified stock options. An incentive stock option may only be granted to an employee. The exercise price per share for each option will be determined by the

Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of an ordinary share on the grant date. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of an ordinary share on the grant date. Each option will terminate not later than the expiration date specified in the award agreement pertaining to such option, provided that the expiration date shall not be later than the tenth anniversary of the grant date. The expiration date of an incentive stock option granted to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding shall not be later than the fifth anniversary of the grant date. The Compensation Committee determines the terms and conditions upon which each option becomes exercisable, which may include time vesting and/or performance vesting.
Restricted Securities. A restricted security is an ordinary share that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the end of a restricted period set by the Compensation Committee. The Compensation Committee shall determine the terms and conditions upon which each restricted security becomes vested, which may include time vesting and/or performance vesting, provided no restricted security granted to an employee shall vest in fewer than three years (in the case of a time-vesting award) or one year (in the case of a performance vesting award). A participant granted restricted securities generally has all of the rights of a shareholder, unless the Compensation Committee determines otherwise. Unvested restricted securities are subject to restrictions on transferability and forfeiture in the event of termination of employment with us.
Stock Appreciation Rights. Stock appreciation rights, or SARs, entitle a participant to receive the amount by which the fair market value of an ordinary share on the date of exercise exceeds the base price of the SAR. The Compensation Committee determines the terms and conditions of SARs, provided that the base price of a SAR may not be less than 100% of fair market value of an ordinary share on the grant date. SARs may be subject to time vesting and/or performance vesting.
Performance Awards. The Compensation Committee may grant performance awards under the 2010 Equity Plan upon the achievement of goals or objectives, including performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. If a participant ceases to be employed by the Company and its subsidiaries for any reason, any unvested performance award is forfeited.
Other Stock-Based and Cash-Based Awards. The Compensation Committee has the right to grant to any participant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to ordinary shares of the Company, including ordinary shares awarded purely as a bonus and not subject to restrictions or conditions, stock equivalent units, and awards valued by reference to book value of ordinary shares of the Company. The Compensation Committee also has the right to grant to participants other cash-based awards in such amounts, on such terms and conditions and for such consideration, including no consideration, as it may determine in its sole discretion. The Compensation Committee determines the terms and conditions, including vesting terms, if any, of any other stock-based and cash-based awards in its sole discretion.
Awards granted under the 2010 Equity Plan are generally not transferable by the recipient of the award. Unless otherwise specified in an award agreement, in the event of a “change in control” (as defined in the 2010 Equity Plan), if a participant is terminated without “cause” (as defined in the 2010 Equity Plan) within 24 months thereafter, all of such participant’s option, restricted security and SAR awards under the 2010 Equity Plan will be considered 100% vested. Unless the Compensation Committee determines otherwise, if a participant ceases to be employed by the Company and its subsidiaries for any reason, then the portion of such participant’s awards that have not fully vested as of the termination date expire at such time. The portion of a participant’s awards that are not subject to vesting or that have fully vested as of the termination date expire (A) 60 days after the termination date if the participant ceases to be employed by the Company and its subsidiaries for any reason other than termination with “cause” or due to death or disability, (B) on the termination date if the participant’s employment is terminated with “cause,” and (C) in the event the participant dies or suffers a disability, on the date that is six months after the date on which the participant’s employment ceases due to the participant’s death or disability.
During 2012, the Company modified vesting terms of certain awards under the 2006 Option Plan and the 2010 Equity Plan as follows: (1) for each of the options granted on April 1, 2011 and April 1, 2012 to Mr. Wroe, vesting was accelerated and were fully vested on December 17, 2012; (2) each of Mr. Wroe’s options granted on June 2, 2006, September 4, 2009, April 1, 2011, and April 1, 2012 were amended to provide that any vested options outstanding at the termination of his employment will continue to be outstanding for the full ten-year term of the option grant; (3) for the restricted securities awarded to Mr. Wroe on December 9, 2009, vesting was accelerated and were fully vested on December 17, 2012; (4) restricted securities awarded to Mr. Wroe's on April 1, 2011 and April 1, 2012 were amended to remove the requirement that he remain employed with the Company until April 1, 2014, and April 1, 2015, respectively. Any restricted securities that vest upon satisfaction of the vesting conditions shall be delivered (if not previously delivered) no later than March 15, 2014 and March 15, 2015 respectively.

On April 1, 2012, the Compensation Committee granted stock options and restricted securities as set forth in the “Grant of Plan Based Awards Table” below. The options were granted with an exercise price equal to $33.48 per share, the fair market value of our ordinary shares as of the date of grant, and are subject to straight-line vesting, with 25% vesting each year over a four-year period. The restricted securities vest on April 1, 2015 based upon the relative achievement of the adjusted net income target for the fiscal year ending December 31, 2014, as reflected in the table below. We define adjusted net income (“ANI”) as net income before costs associated with debt refinancing and other financing activities, unrealized loss/(gain) on other hedges and loss on currency translation on debt, amortization of inventory step-up to fair value, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring and special charges, and other costs.

Cumulative Percentage of Restricted Securities Vested	Percentage of ANI Target Achieved
0%	Less than 90%
50%	90%
75%	95%
100%	100%
125%	105%
150%	110% or greater
The number of stock options granted and restricted securities awarded were intended to serve as compensation for each executive’s performance during 2012, an incentive for each executive to sustain his or her level of performance in the future and as a retention mechanism. The Compensation Committee determined the amount of stock options to be granted and units of restricted stock to be awarded based upon each executive's market data, retention levels, performance, expertise and role criticality.
Retirement and Other Benefits
The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.
All retirement plans provided for employees duplicate benefits provided previously to participants under plans sponsored by Texas Instruments and recognize prior service with Texas Instruments.
Pension Plan. As part of their post-employment compensation, Ms. Sullivan and Mr. Major participate in the Sensata Technologies Employees Pension Plan. The benefits under this qualified benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. Texas Instruments closed the pension plan to participants hired after November 1997. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date will be eliminated. See “Pension Benefits” below for more information on the benefits and terms and conditions of our pension plan.
Supplemental Benefit Pension Plan. The Sensata Technologies Supplemental Benefit Pension Plan is a nonqualified benefit payable to participants that represents the difference between the vested benefit actually payable under the Sensata Technologies Employees Pension Plan at the time the participant’s benefit payment(s) commences under this supplemental pension plan and the vested benefit that would be payable under the Sensata Technologies Employees Pension Plan had there been no qualified compensation limit. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date have been eliminated.
401(k) Savings Plans. The Named Executive Officers are eligible to participate in our 401(k) savings plans on the same basis as all other eligible employees. During fiscal 2012, we merged Plan B into Plan A creating one plan. The combined plan provides for an employer-matching contribution up to 4% of the employee's annual eligible earnings.
Prior to 2012, the type of plan in which a person participated depended on his or her previous employment with Texas Instruments and whether the individual participated in the Texas Instruments Pension Plan and now participates in the Sensata Technologies Employees Pension Plan. Since 2009, the matching of employees’ contributions under both 401(k) savings plans were discretionary and based on the financial performance of the Company.

Plan A: Dollar for Dollar Matching:

•	For new employees, we match dollar for dollar up to 4% of the employee’s annual eligible earnings. Messrs. Wroe, Cote, Hureau, and Carter are participants in this plan.

•
For employees who chose in 1998 to stop participation in the Texas Instruments Pension Plan, we match dollar for dollar up to 4% of the employee’s annual eligible earnings. For these employees, in addition to matching the employee’s contributions up to 4%, we also contributed 2% of the employee’s eligible earnings to the plan, regardless of participation in the plan. Effective January 1, 2012, the additional 2% employer contribution was eliminated.

Plan B: Fifty Cents per Dollar Matching:

•
For employees who transferred to the Sensata Technologies Employees Pension Plan from the Texas Instruments Pension Plan (but did not retire under), we matched $0.50 per $1.00 contributed by the employee, up to 4% of the employee’s annual eligible earnings. Ms. Sullivan and Mr. Major are participants in this plan. Effective January 1, 2012, the employer-matching contribution was increased to match dollar for dollar up to 4% of the employee’s annual eligible earnings.

In 2012, based on the judgment of our Chief Executive Officer, the Board of Directors and the Compensation Committee with respect to our financial performance, we matched the contributions by employees on a dollar-for-dollar basis to our U.S. 401(k) Savings Plans as described above. The decision to match was based on stronger financial performance in 2012 compared to 2011.
Health and Welfare Plans. We provide medical, dental, vision, life insurance and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.
Post-Employment Medical Plan. In general, employees, including the Named Executive Officers, with 20 or more years of service, including time worked at Texas Instruments, are eligible for Retiree Health & Dental benefits from us. Individuals hired on or after January 1, 2007 and individuals who retired from Texas Instruments, including Messrs. Wroe, Cote, Hureau, and Carter, are not eligible for Retiree Health & Dental benefits from us. Ms. Sullivan and Mr. Major are eligible for this plan.
Perquisites. In addition to the components of compensation discussed above, we offer perquisites to the Named Executive Officers, in the form of financial counseling, and to the Chief Executive Officer, in the form of a housing allowance. See “Summary Compensation Table” below for a summary of the reportable perquisites for the Named Executive Officers.
Employment Agreements, Change-In-Control Provisions and One-Time Payments
We have employment agreements in place with all of the Named Executive Officers. Because each of the Named Executive Officers is a U.S. resident, the employment agreements are with our primary operating subsidiary in the U.S., STI. The agreements are for a one-year term, automatically renewing for successive additional one-year terms. Each Named Executive Officer is entitled to an annual base salary and is eligible to earn an annual incentive bonus in an amount equal to a certain percentage of his or her annual base salary, as previously described. If any Named Executive Officer, other than Mr. Wroe, is terminated without “cause” or if the Named Executive Officer terminates his or her employment for “good reason” during the employment term, then the Named Executive Officer will be entitled to a severance payment equal to one year of his or her annual base salary rate plus an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination. Under Mr. Wroe's employment agreement prior to his retirement, if he was terminated without “cause” or he terminated his employment for “good reason” during his employment term, Mr. Wroe would have been entitled to a severance payment equal to two years of his annual base salary rate plus an amount equal to the annual bonus payments Mr. Wroe received for the two years preceding his termination. As described below, we entered into a Separation Agreement with Mr. Wroe in connection with his retirement.
Ms. Sullivan entered into an amended and restated employment agreement as of January 1, 2013 that includes severance provisions substantially similar to those under Mr. Wroe's former employment agreement.

Under the employment agreements, “cause” means one or more of the following: (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty which causes, or in the good faith judgment of STI’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries or any of their customers or suppliers; (iii) any (A) repeated abuse of alcohol or (B) abuse of controlled substances, in either case, that adversely affects the Named Executive Officer’s work performance (and, in the case of clause (A), continues to occur at any time more than 30 days after the Named Executive Officer has been given written notice thereof) or brings the Company or its subsidiaries into public disgrace or disrepute; (iv) the failure by the Named Executive Officer to substantially perform duties as reasonably directed by STI’s Board of Directors or the Named Executive Officer’s supervisor(s), which non-performance remains uncured for 10 days after written notice thereof is given to the Named Executive Officer; (v) willful misconduct with respect to the Company or any of its subsidiaries, which misconducts causes, or in the good faith judgment of STI’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries; or (vi) any breach by the Named Executive Officer of certain provisions of the employment agreements or any other material breach of the employment agreements, the 2006 Purchase Plan or 2006 Option Plan.
Under the employment agreements, “good reason” means the Named Executive Officer resigns from employment with STI and its subsidiaries prior to the end of the term of his or her employment agreement as a result of one or more of the following reasons: (i) any reduction in base salary or bonus opportunity, without prior consent, in either case other than any reduction which (A) is generally applicable to senior leadership team executives of STI and (B) does not exceed 15% of the Named Executive Officer’s base salary and bonus opportunity in the aggregate; (ii) any material breach by the Company or any of its subsidiaries of any agreement with the Named Executive Officer; (iii) a change in principal office without prior consent to a location that is more than 50 miles from the Named Executive Officer’s principal office on the date hereof; (iv) delivery by STI of a notice of non-renewal of the term of the employment agreement; or (v) in the case of Mr. Wroe’s and Ms. Sullivan’s agreements, a material diminution in job responsibilities without prior consent; provided that any such reason was not cured by STI within 30 days after delivery of written notice thereof to STI; and further provided that, in each case, written notice of a Named Executive Officer’s resignation with good reason must be delivered to STI within 30 days after the Named Executive Officer has actual knowledge of the occurrence of any such event in order for the Named Executive Officer’s resignation with good reason to be effective there under.
Pursuant to the Separation Agreement that STI and Mr. Wroe entered into in connection with his retirement, Mr. Wroe is entitled to receive: (i) his annual bonus for fiscal year 2012, if any, as determined by the Compensation Committee; (ii) all amounts and benefits to which he is entitled under any welfare plan or arrangement of the Company through December 31, 2012; (iii) any unpaid salary, accrued but unused vacation and personal time and expense reimbursements in accordance with his employment agreement through December 31, 2012; (iv) a payment of $1,351,965 payable on December 31, 2012; and (v) severance compensation in accordance with his employment agreement in the aggregate amount of $3,511,120, payable in periodic installments until December 2014.
We believe that these agreements serve to maintain the focus of our Named Executive Officers and ensure that their attention, efforts and commitment are aligned with maximizing our success. These agreements avoid distractions involving executive management that arise when our Board of Directors is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.
For more information regarding change-in-control arrangements, please see “Potential Payments upon Termination or a Change in Control” below.
Risk Management and Assessment
In setting the Company’s compensation policies and practices, including the compensation of the Named Executive Officers, the Compensation Committee considers the risks to the Company’s shareholders and the achievement of the Company’s goals that may be inherent in such policies and practices. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes the compensation policies and practices that the Company has adopted are appropriately structured and are not reasonably likely to materially adversely affect the Company. In particular:

•
The Company believes that incentive programs tied to the achievement of the Company’s strategic objectives, financial performance goals and specific individual goals appropriately focus executives, including the Named Executive Officers, and other employees on shareholder value.

•
A significant portion of variable compensation is delivered in equity (stock options and restricted securities) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial and strategic goals against other factors management may consider to ensure long-term shareholder value is being sought.

•
The Company believes that stock ownership guidelines and vesting restrictions on equity awards serve as effective retention mechanisms and align the interests of employees, including the Named Executive Officers, with long-term shareholder value.

Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
From the members of the Compensation Committee of Sensata Technologies Holding N.V.:
Michael Ward, Chairman
Lewis Campbell
Stephen Zide

Summary Compensation Table
The following table sets forth information required under applicable SEC rules about the compensation for the fiscal years ended December 31, 2012, 2011, and 2010 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our four most highly compensated other executive officers who were serving as officers on December 31, 2012 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(9)	Total ($)
Thomas Wroe, Jr. (5)	2012	800,040	—	1,272,135	2,648,388	—	4,996,407	9,716,970
Chief Executive Officer	2011	785,040	560,000	990,783	2,090,322	—	97,574	4,523,719
	2010	726,290	2,115,000	—	120,400	—	120,471	3,082,161
Martha Sullivan	2012	580,830	—	595,944	1,154,538	636,443	26,942	2,994,697
President	2011	506,240	370,000	577,665	1,172,640	557,562	21,133	3,205,240
	2010	452,083	1,215,000	—	—	358,467	20,350	2,045,900
Jeffrey Cote (6)	2012	469,730	—	3,510,176	989,604	—	27,985	4,997,495
Chief Operating Officer	2011	436,060	315,000	493,641	1,004,418	—	12,404	2,261,523
	2010	397,667	1,140,000	—	—	—	15,490	1,553,157
Robert Hureau (7)	2012	350,100	—	137,268	264,110	—	11,951	763,429
Chief Financial Officer	2011	261,770	120,000	232,416	465,142	—	10,438	1,089,766
Steven Major (8)	2012	374,040	—	271,188	528,220	393,914	26,566	1,593,928
Senior Vice President, Sensors	2011	367,030	200,000	262,575	535,362	336,037	17,055	1,718,059
	2010	340,207	500,000	169,920	329,966	214,412	20,157	1,574,662
Martin Carter	2012	354,015	—	271,188	528,220	—	10,726	1,164,149
Senior Vice President, Controls	2011	344,505	45,000	262,575	535,362	—	10,518	1,197,960
	2010	325,020	350,000	339,840	659,932	—	10,409	1,684,951

(1)
Represents the annual incentive bonus awarded to each Named Executive Officer. See “Compensation Discussion and Analysis-Components of Compensation-Cash Compensation-Annual Incentive Bonus” for more information.

(2)
Represents the aggregate grant date fair value of restricted securities granted in the fiscal years ended December 31, 2012, 2011 and 2010. See Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012 for further discussion of the relevant assumptions used in calculating the grant date fair value. With one exception, the maximum value of the award would be 150% of the value stated at grant date assuming the highest level of performance conditions are achieved. The one exception applies to the award granted to Mr. Cote on July 17, 2012, which has a maximum value of 100% of the value stated at grant date.

(3)
Represents the aggregate grant date fair value of option awards granted in the years ended December 31, 2012, 2011 and 2010. See Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012 for further discussion of the relevant assumptions used in calculating the grant date fair value.

(4)	Reflects the actuarial increase in the pension value provided under the Sensata Technologies Employees Pension Plan and the Supplemental Pension Plan.

(5)
Certain of Mr. Wroe's stock and option awards were modified during December 2012 in connection with his retirement, as further described in the Company's Annual Report on Form 10-K for fiscal year 2012.

(6)	Mr. Cote moved into the role of Chief Operating Officer in July 2012.

(7)	Mr. Hureau was promoted to Chief Financial Officer in 2011, and resigned this position in April 2013.

(8)	Mr. Major retired as Senior Vice President, Sensors in December 2012.

(9)
The table below presents an itemized account of “All Other Compensation” provided to the Named Executive Officers, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations.

Name	Fiscal Year	Financial Counseling ($)(1)	Insurance Premium Contributions ($)(2)	Matching Contributions to 401(k) Plan ($)	Housing Allowance $(3)	Director Payments $(4)	Payment Upon Termination ($) (5)	Total ($)
Thomas Wroe, Jr.	2012	15,815	1,820	10,000	—	58,000	4,910,772	4,996,407
	2011	15,210	1,817	9,800	12,747	58,000	—	97,574
	2010	14,625	1,557	9,800	50,989	43,500	—	120,471
Martha Sullivan	2012	15,815	1,127	10,000	—	—	—	26,942
	2011	15,210	1,023	4,900	—	—	—	21,133
	2010	14,625	825	4,900	—	—	—	20,350
Jeffrey Cote	2012	17,066	919	10,000	—	—	—	27,985
	2011	1,756	848	9,800	—	—	—	12,404
	2010	5,000	690	9,800	—	—	—	15,490
Robert Hureau	2012	1,200	751	10,000	—	—	—	11,951
	2011	—	638	9,800	—	—	—	10,438
Steve Major	2012	15,815	751	10,000	—	—	—	26,566
	2011	11,405	750	4,900	—	—	—	17,055
	2010	14,625	632	4,900	—	—	—	20,157
Martin Carter	2012	—	726	10,000	—	—	—	10,726
	2011	—	718	9,800	—	—	—	10,518
	2010	—	609	9,800	—	—	—	10,409

(1)	Represents payments made by us in connection with financial and legal counseling provided to the Named Executive Officers.

(2)
Represents payments made by us in respect of travel and accident insurance policies and premiums on behalf of each of the Named Executive Officers. The amounts also include payments made by us when an individual chooses to “opt-out” of our benefit plans. For fiscal years 2012, 2011 and 2010, opt-out payments were made in the amount of $500 to Mr. Wroe and $75 to Ms. Sullivan.

(3)	Represents payments made by us to Mr. Wroe in connection with temporary local housing.

(4)	Represents director fees paid to Mr. Wroe for his service as a member of our Board of Directors.

(5)	The payment to Mr. Wroe represents paid unused earned time and the fully accrued severance to be paid through December 2014.

Grant of Plan Based Awards Table
During fiscal year 2012, we granted restricted securities and stock options to our Named Executive Officers pursuant to the 2010 Equity Plan. Information with respect to each of these awards on a grant by grant basis is set forth in the table below. Also set forth below is information on the estimated annual incentive bonus payments awarded to the Named Executive Officers under our short-term incentive program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Thomas Wroe, Jr.	N/A	400,020	800,040	1,600,080	—	—	—	—
	4/1/2012	—	—	—	—	183,700	33.48	10.78
	4/1/2012	—	—	—	30,500	—	—	33.48
Martha Sullivan	N/A	290,415	580,830	1,161,660	—	—	—	—
	4/1/2012	—	—	—	—	107,100	33.48	10.78
	4/1/2012	—	—	—	17,800	—	—	33.48
Jeffrey Cote	N/A	234,865	469,730	939,460	—	—	—	—
	4/1/2012	—	—	—	—	91,800	33.48	10.78
	4/1/2012	—	—	—	15,200	—	—	33.48
	7/17/2012	—	—	—	113,000	—	—	26.56
Robert Hureau	N/A	105,030	210,060	420,120	—	—	—	—
	4/1/2012	—	—	—	—	24,500	33.48	10.78
	4/1/2012	—	—	—	4,100	—	—	33.48
Steve Major(8)	N/A	112,212	224,424	448,848	—	—	—	—
	4/1/2012	—	—	—	—	49,000	33.48	10.78
	4/1/2012	—	—	—	8,100	—	—	33.48
Martin Carter	N/A	106,205	212,409	424,818	—	—	—	—
	4/1/2012	—	—	—	—	49,000	33.48	10.78
	4/1/2012	—	—	—	8,100	—	—	33.48

(1)
The threshold, target and maximum awards were established under our short-term incentive program. See “Compensation Discussion and Analysis—Components of Compensation–Cash Compensation-Annual Incentive Bonus” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Bonus” column in the Summary Compensation Table.

(2)	Threshold amounts were determined based on 50% of the 2012 bonus target for each Named Executive Officer.

(3)	Target amounts were determined based on 2012 annual base salary for each Named Executive Officer.

(4)	The maximum payment amount under our short-term incentive program is two times the target payout.

(5)	Represents restricted securities awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.

(6)	Represents stock options awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.

(7)	Represents the grant-date fair value per share calculated in accordance with ASC 718.

(8)	Mr. Major's 2012 option grant and restricted securities award were forfeited upon his retirement on December 31, 2012.

Outstanding Equity Awards at Year End Table
The table below sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2012.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(6)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(7)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Thomas Wroe, Jr.(3,4)	5/15/2006	1,219,890	—	6.99	5/15/2016	—	—
	9/4/2009	225,000	—	14.80	9/4/2019	—	—
	4/29/2010	17,200	—	20.60	4/30/2020	—	—
	3/10/2011	7,500	—	33.02	3/10/2021	—	—
	4/1/2011	163,700	—	35.01	4/1/2021	28,300	919,184
	4/1/2012	183,700	—	33.48	4/1/2022	30,500	990,640
	5/25/2012	—	12,900	31.76	5/25/2022	—	—
Martha Sullivan	5/15/2006	1,021,557	—	6.99	5/15/2016	—	—
	9/4/2009	120,000	80,000	14.80	9/4/2019	—	—
	12/9/2009	—	—	—	—	29,720	965,306
	4/1/2011	23,875	71,625	35.01	4/1/2021	16,500	535,920
	4/1/2012	—	107,100	33.48	4/1/2022	17,800	578,144
Jeffrey Cote	3/28/2007	541,942	—	7.30	3/28/2017	—	—
	9/4/2009	150,000	100,000	14.80	9/4/2019	—	—
	12/9/2009	—	—	—	—	37,160	1,206,957
	4/1/2011	20,450	61,350	35.01	4/1/2021	14,100	457,968
	4/1/2012	—	91,800	33.48	4/1/2022	15,200	493,696
	7/17/2012	—	—	—	—	113,000	3,670,240
Robert Hureau	3/28/2007	15,176	—	7.30	3/28/2017	—	—
	9/4/2009	60,000	40,000	14.80	9/4/2019	—	—
	12/9/2009	—	—	—	—	14,840	482,003
	4/1/2011	4,100	12,300	35.01	4/1/2021	2,800	90,944
	7/13/2011	5,300	15,900	37.33	7/13/2021	3,600	116,928
	4/1/2012	—	24,500	33.48	4/1/2022	4,100	133,168
Steve Major(5)	9/21/2010	—	25,900	18.88	9/21/2020	9,000	292,320
	4/1/2011	10,900	32,700	35.01	4/1/2021	7,500	243,600
	4/1/2012	—	49,000	33.48	4/1/2022	8,100	263,088
Martin Carter	12/9/2009	70,000	139,999	17.48	12/9/2019	—	—
	9/21/2010	32,201	51,800	18.88	9/21/2020	18,000	584,640
	4/1/2011	10,900	32,700	35.01	4/1/2021	7,500	243,600
	4/1/2012	—	49,000	33.48	4/1/2022	8,100	263,088

(1)	Represents stock options issued to the Named Executive Officers pursuant to the 2006 Option Plan or the 2010 Equity Plan.

(2)	Represents restricted securities issued to the Named Executive Officers pursuant to the 2006 Purchase Plan or the 2010 Equity Plan.

(3)	Includes 206,409 exercisable options held in a trust established for the benefit of Mr. Wroe’s children.

(4)
In the case of Mr. Wroe, the Board of Directors approved the following amendments to his awards in connection with his retirement: (1) for each of the options granted on April 1, 2011 and April 1, 2012, vesting was accelerated and were fully vested on December 17, 2012; (2) each of Mr. Wroe’s options granted on June 2, 2006, September 4, 2009, April 1, 2011, and April 1, 2012 were amended to provide that any vested options outstanding at the termination of his employment will continue to be outstanding for the full ten-year term of the option grant; and (3) for the restricted securities awarded to Mr. Wroe on December 9, 2009, vesting was accelerated and were fully vested on December 17, 2012.

(5)
Mr. Major's 2012 option grant and restricted securities award, his 2010 option grant and the unvested portion of his 2010 restricted securities award were forfeited upon his retirement on December 31, 2012.

(6)
The options and restricted shares granted to the Named Executive Officers are subject to time-based or performance-based vesting. The option awards granted in 2006, 2007 and 2009 are divided into three tranches. The first tranche is subject to time vesting and vests over a period of five years. The second and third tranches are subject to the same time vesting as the first tranche and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. During the three months ended September 30, 2009, we amended the 2006 Option Plan to change the performance measure of Tranche 3 options to that of the Tranche 2 options. In effect, Tranche 3 options were converted to Tranche 2 options. The liquidity event was achieved in connection with our initial public offering in March 2010. The vesting conditions are as follows:

Date of Grant	Type of Award	Vesting Schedule
May 15, 2006	Options	40% on May 15, 2008 and 20% on May 15, 2009, 2010 and 2011
May 15, 2006	Restricted Securities	100% on June 2, 2011
March 28, 2007	Options	40% on March 28, 2009 and 20% on March 28, 2010, 2011 and 2012
September 4, 2009	Options	20% on September 4, 2010, 2011, 2012, 2013 and 2014
December 9, 2009	Options	40% December 9, 2011 and 20% on December 9, 2012, 2013 and 2014
December 9, 2009	Restricted Securities	20% on December 9, 2010, 2011, 2012, 2013 and 2014
April 29, 2010	Options	100% on April 29, 2011
September 21, 2010	Options	25% on September 21, 2011, 2012, 2013 and 2014
September 21, 2010	Restricted Securities	September 1, 2013, based on satisfaction of adjusted net income targets
March 10, 2011	Options	100% on March 10, 2012
April 1, 2011	Options	25% on April 1, 2012, 2013, 2014, and 2015
April 1, 2011	Restricted Securities	April 1, 2014, based on satisfaction of adjusted net income targets
July 13, 2011	Options	25% on July 13, 2012, 2013, 2014, and 2015
July 13, 2011	Restricted Securities	July 13, 2014, based on satisfaction of adjusted net income targets
April 1, 2012	Options	25% on April 1, 2013, 2014, 2015, and 2016
April 1, 2012	Restricted Securities	April 1, 2015, based on satisfaction of adjusted net income targets
May 25, 2012	Options	100% on May 25, 2013
July 17, 2012	Restricted Securities	100% on December 31, 2015

(7)	Represents the per share exercise price for such options.

Equity Compensation Plan Information
The following table describes certain information regarding our equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,876,228	$15.60	3,501,777
Equity compensation plans not approved by security holders	—	—	—

Option Exercises and Stock Vested Table
The following table shows the number of ordinary shares acquired by the Named Executive Officers upon the exercise of options and the vesting of restricted securities during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas Wroe, Jr.	305,702	7,461,618	50,160	1,545,430
Martha Sullivan	221,000	5,094,708	14,860	449,218
Jeffrey Cote	348,478	8,318,285	18,580	561,673
Robert Hureau	50,000	1,213,845	7,420	224,307
Steve Major	426,820	10,465,869	—	—
Martin Carter	159,600	2,175,097	—	—

(1)
The value realized on exercise is based on (A) with respect to options exercised on December 11, 2012, the secondary offering price of $29.95 less underwriting discounts and commissions of $0.41, and (B) with respect to each other exercise of options, the price of the Company’s ordinary shares at the time of sale, less option cost.

(2)	The value realized on vesting is based on the closing price of our ordinary shares on the New York Stock Exchange on the vesting date.
Non-Qualified Deferred Compensation
None of our Named Executive Officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Pension Benefits
The following table describes the estimated actuarial present value of accrued retirement benefits through the end of fiscal year 2012 for the Named Executive Officers. As described in the following table, Ms. Sullivan and Mr. Major are eligible to participate in the Sensata Technologies Employees Pension Plan and Supplemental Pension Plan.
See Note 10, “Pension and Other Post-Retirement Benefits,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2012 for a discussion of the relevant assumptions and valuation methods used for the present value calculations presented in the table below.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Thomas Wroe, Jr.	—	—	—	—
Martha Sullivan	Employees Pension Plan	26	794,978	—
	Supplemental Pension Plan	26	2,190,539	—
Jeffrey Cote	—	—	—	—
Robert Hureau	—	—	—	—
Steve Major	Employees Pension Plan	27	814,697	—
	Supplemental Pension Plan	27	951,616	—
Martin Carter	—	—	—	—

(1)
The number of years of credited service, as of December 31, 2012, under the plan was frozen as of January 31, 2012. Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment or January 1 following the completion of one year of employment. Accordingly, each of Ms. Sullivan and Mr. Major has been employed by Texas Instruments, prior to the 2006 Acquisition, or by us, since the 2006 Acquisition, for longer than the years of credited service shown above. In effect, the actual number of years of service of each officer who participates in the plan is one year more than his or her credited years of service.

(2)
The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by us for financial reporting purposes except that a Named Executive Officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used and the benefit is assumed to be paid in a lump sum of the amount shown. The amount of the present value of the accumulated pension benefit as of December 31, 2012 is determined using a discount rate assumption of 2.5%.

Sensata Technologies Employees Pension Plan
The Sensata Technologies Employees Pension Plan is a qualified defined benefit pension plan. See “Compensation Discussion and Analysis—Components of Compensation–Retirement and Other Benefits-Pension Plan” for a discussion of the origin and purpose of the plan. A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he or she is at least 55 years of age with 20 years of credited service or 60 years of age with five years of credited service. As of December 31, 2012, Martha Sullivan and Steve Major are eligible for early retirement under this plan. None of the Named Executive Officers participating in the plan are currently eligible for normal retirement.
A participant may request payment of his or her accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50% survivor annuity, (v) qualified joint and 75% survivor annuity and (vi) qualified joint and 100% survivor annuity. If the participant does not request payment, he or she will begin to receive benefits in April of the year after he or she reaches the age of 70 1/2 in the form of annuity as required under the Internal Revenue Code.
A participant’s benefit calculation includes compensation from, but is not limited to, salary, bonus and any overtime premiums, performance premiums and elective deferrals, if applicable.
The pension formula for the plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his or her base salary, plus bonus up to a limit imposed by the Internal Revenue Service, less a percentage (based on his or her year of birth, when he or she elects to retire and his or her years of service with Texas Instruments and the Company) of the amount of compensation on which the participant’s social security benefit is based.
If an individual takes early retirement and chooses to begin receiving his or her annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he or she would have received at age 65.
If the participant’s employment terminates due to disability, the participant may choose to receive his or her accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, the years of credited service the participant would have accrued to age 65 had the participant not become disabled and the participant’s disabled status.
The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.
Leaves of absence are credited to years of service under both the qualified and non-qualified pension plans.
Sensata Technologies Supplemental Benefit Pension Plan
The Sensata Technologies Supplemental Benefit Pension Plan is a non-qualified benefit plan. A participant’s benefit under this plan is calculated using the same formula as described above for the Sensata Technologies Employees Pension Plan. However, the Internal Revenue Service limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the Internal Revenue Service limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under this non-qualified plan.
Benefits will be distributed subject to the requirements of Section 409A of the Internal Revenue Code. Unless otherwise elected prior to January 1, 2008, benefits will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following termination of employment.

If a participant’s employment is terminated due to disability, distribution is governed by Section 409A of the Internal Revenue Code as discussed above, and the disability benefit will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following disability.
In the event of death, payment is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The date of payment is no later than the fifteenth day of the third calendar month following the month of death.
Balances in this plan are unsecured obligations of the Company.
Pension Freeze
Effective January 31, 2012, STI froze its U.S. pension plans. We will continue to make contributions to the plans to maintain the required funding levels. For further discussion of our pension plans, refer to Note 10, “Pension and Other Post-Retirement Benefits,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2012. As a result of these changes, the amounts shown in the Summary Compensation Table for these benefits will increase with interest and would change as a result of a change in the discount rate used for the calculations.

Potential Payments upon Termination or a Change in Control
The table below summarizes the compensation payable to each of the Named Executive Officers in the event we terminate his or her employment with us without cause or such officer resigns for good reason. The table reflects amounts payable to the Named Executive Officers assuming his or her employment terminated on December 31, 2012.

Name	Type of Payment	Termination Without Cause or Resignation for Good Reason($)		Termination Without Cause or Resignation for Good Reason After Change in Control($)(1)		Death and Disability(2)
Thomas Wroe, Jr.	Base Salary	—	(3)	—	(3)	N/A
	Bonus	—	(3)	—	(3)	N/A
	Accelerated Vesting	N/A		—	(3)	—	(4)
	Health & Welfare Benefits	—	(3)	—	(3)	N/A
	Total	—		—		—
Martha Sullivan (5)	Base Salary	600,000		600,000		N/A
	Bonus	185,000		185,000		N/A
	Accelerated Vesting	N/A		2,379,706		N/A
	Health & Welfare Benefits	9,100		9,100		N/A
	Total	794,100		3,173,806		—
Jeffrey Cote	Base Salary	500,040		500,040		N/A
	Bonus	157,500		157,500		N/A
	Accelerated Vesting	N/A		6,645,197		N/A
	Health & Welfare Benefits	19,715		19,715		N/A
	Total	677,255		7,322,452		—
Robert Hureau	Base Salary	375,000		375,000		N/A
	Bonus	60,000		60,000		N/A
	Accelerated Vesting	N/A		1,189,203		N/A
	Health & Welfare Benefits	23,088		23,088		N/A
	Total	458,088		1,647,291		—
Steve Major	Base Salary	—	(3)	—	(3)	N/A
	Bonus	—	(3)	—	(3)	N/A
	Accelerated Vesting	N/A		—	(3)	N/A
	Health & Welfare Benefits	—	(3)	—	(3)	N/A
	Total	—		—		—
Martin Carter	Base Salary	355,020		355,020		N/A
	Bonus	22,500		22,500		N/A
	Accelerated Vesting	N/A		2,804,465		N/A
	Health & Welfare Benefits	20,060		20,060		N/A
	Total	397,580		3,202,045		—

(1)
A change in control, without a termination of employment, will not trigger any severance payments but will result in immediate vesting of all stock options granted under the 2006 Option Plan if the Sponsors dispose of or sell more than 50% of their total voting power or economic interest in the Company to one or more independent parties; provided, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of our Board of Directors. Any payments or equity due upon a change in control and subsequent termination of employment, either without cause or for good reason (as defined in the relevant employment agreement), is included in the “Termination Without Cause or for Good Reason After Change in Control” column of this table.

(2)
In the event of death and disability, each Named Executive Officer is entitled to receive (i) his or her base salary through the date of termination and (ii) any bonus amounts to which such Named Executive Officer is entitled.

(3)
As of December 31, 2012, there was no Base Salary, Bonus Payable, or Health and Welfare Benefits payable to Mr. Wroe and Mr. Major in the event of termination without cause or resignation for good reason or termination in the event of a change in control, as Mr. Wroe and Mr. Major retired and are no longer employees of the Company, effective December 31, 2012.

(4)	As of December 31, 2012 there were no unvested stock options for Mr. Wroe as all outstanding unvested stock options were fully vested in December 2012 in connection with his retirement.

(5)
Reflects compensation payable under Ms. Sullivan's employemnt agreement as of December 31, 2012. Ms. Sullivan entered into an amended and restated employment agreement as of January 1, 2013. See "-Employment Agreements, Change-In-Control Provisions and One-Time Payments."

Termination without cause or resignation for good reason. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers other than Mr. Wroe is terminated by us without “cause,” or if such Named Executive Officer terminates his or her employment with us for “good reason” (as those terms are defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) a severance payment equal to one year of his or her annual base salary rate, (ii) an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination, and (iii) continuation of his or her health and welfare benefits for a period of one year after his or her termination. If Mr. Wroe is terminated by us without “cause,” or Mr. Wroe terminates his employment with us for “good reason” (as those terms are defined in Mr. Wroe’s employment agreement) during his employment term, Mr. Wroe will be entitled to (i) a severance payment equal to two years at his base salary, (ii) an amount equal to the bonus payments Mr. Wroe received in the two years preceding his termination, and (iii) continuation of his health and welfare benefits for a period of two years after his termination.
Termination with cause, resignation without good reason, death or disability. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers is terminated by us with “cause,” if such Named Executive Officer terminates his or her employment with us without “good reason,” or such Named Executive Officer’s employment with us is terminated due to such Named Executive Officer’s death or “disability” (as defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) his or her base salary through the date of termination and (ii) any bonus amounts to which he or she is entitled determined by reference to years that ended on or prior to the date of termination.
Change in Control. Pursuant to the terms of the 2006 Option Plan, options held by the Named Executive Officers will be considered 100% vested upon consummation of a “change in control.” “Change in control” is defined in the 2006 Option Plan as (i) any transaction or series of transactions in which the Sponsors (whether by merger, sale of securities, recapitalization, or reorganization) dispose of or sell more than 50% of the total voting power or economic interest in the Company or in Sensata Investment Co. to one or more independent third parties, and (ii) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clause (i) above, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of our Board of Directors. A change in control does not result in any cash payments.
Pursuant to the terms of the 2010 Equity Plan, in the event of a “change in control” of the Company, if a participant in the plan is terminated without “cause” within 24 months thereafter, all of such participant’s awards under the 2010 Equity Plan will be considered 100% vested. “Change in control” is defined in the 2010 Equity Plan as (i) any transaction or series of transactions in which any person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, (ii) during any twelve-month period, individuals who at the beginning of such period constitute our Board of Directors and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (iv) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. Under the 2010 Equity Plan, “cause” generally refers to the meaning of that term in a person’s employment agreement.
Compensation of Directors
Prior to our initial public offering in March 2010, our directors received no compensation for serving as directors. In connection with the completion of our initial public offering, we adopted a compensation policy with respect to our directors. Pursuant to that policy, each of our Executive Directors and Non-Executive Directors receives an annual fee in the amount of $50,000. Audit Committee members receive an additional annual fee of $10,000, Compensation Committee members receive an additional annual fee of $5,000 and Nominating and Governance Committee members receive an additional annual fee of $4,000. Chairs of committees receive the following annual fees (in addition to the committee membership fees noted in the previous sentence): $10,000 for the chair of the Audit Committee, $5,000 for the chair of the Compensation Committee and $4,000 for the chair of the Nominating and Governance Committee. We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and committees thereof.

In addition, our director compensation policy provides that each new director elected or appointed to our Board of Directors is granted an initial stock option award equal to a grant-date fair value of approximately $120,000, calculated in accordance with ASC 718. Each director re-elected to our Board of Directors also receives a stock option award equal to a grant-date fair value of approximately $120,000, calculated in accordance with ASC 718. Our directors are eligible to receive other equity-based awards when and as determined by our Compensation Committee.
Upon the recommendation of the Compensation Committee and in accordance with the policy described above, on May 25, 2012 the Board of Directors granted 12,900 stock options under the 2010 Equity Plan to each of our directors. The exercise price of the options is $31.76, the fair market value of the underlying ordinary shares as of the date of grant. 100% of the options vest after one-year. We granted the stock options to our directors in order to better align directors’ incentives with the goal of increasing value for our shareholders.
In July 2012, the Board of Directors authorized the modification of all existing outstanding director awards for current directors, to allow the post-termination equity exercise time frame to be through the remaining life of the option post termination, replacing the existing 60-day post termination period.
The table below sets forth the total compensation paid to our non-employee directors in fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Ed Conard(2)	$20,833	$—	$20,833
Paul Edgerley	54,000	120,000	174,000
Michael Jacobson	60,000	120,000	180,000
John Lewis	54,000	120,000	174,000
Seth Meisel(2)	20,833	—	20,833
Charles Peffer	70,000	120,000	190,000
Michael Ward	60,000	120,000	180,000
Stephen Zide	55,000	120,000	175,000
Kirk Pond	60,000	120,000	180,000
Lewis Campbell(3)	29,166	120,000	149,166

(1)	Represents the grant-date fair value calculated in accordance with ASC 718.

(2)	Edward Conard and Seth Meisel were not re-nominated to the Board of Directors; their service ended May 22, 2012.

(3)	Lewis Campbell was elected as a non-employee director on May 22, 2012.
2010 Employee Stock Purchase Plan
In March 2010, our Board of Directors adopted and our shareholders approved the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan (the “2010 Stock Purchase Plan”). The purpose of the 2010 Stock Purchase Plan is to provide an incentive for present and future eligible employees to purchase our ordinary shares and acquire a proprietary interest in us.
Administration
The 2010 Stock Purchase Plan is administered by the Compensation Committee of our Board of Directors. The administrator has the authority to interpret the 2010 Stock Purchase Plan, to prescribe, amend and rescind rules and regulations relating to the 2010 Stock Purchase Plan, and to make all other determinations necessary or advisable for its administration. In all cases, the 2010 Stock Purchase Plan is required to be administered in such manner as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Internal Revenue Code. The administrator has the authority to retain and engage such third parties as it shall deem necessary to assist with the administration of the 2010 Stock Purchase Plan.
Eligibility and Participation
Our Board of Directors has the right, but not the obligation, to designate the employees of the Company or the employees of its subsidiaries as eligible to participate in the 2010 Stock Purchase Plan. Upon such designation, any individual who has completed at least 30 days of employment with the Company or a designated subsidiary, as applicable, and is expected to work at least 20 hours per week and more than five months per calendar year will be eligible to enroll in the 2010 Stock Purchase Plan.

Options to Purchase/Purchase of Shares
The 2010 Stock Purchase Plan is implemented by a series of exercise periods, each of which lasts approximately six months, the first of which began on October 15, 2010. The administrator of the 2010 Stock Purchase Plan has the power to make changes to the duration and the frequency of exercise periods with respect to future offerings if such changes are announced at least five days prior to the scheduled beginning of the first exercise period to be affected. At the beginning of each exercise period, each participant in the 2010 Stock Purchase Plan will be granted an option to purchase on the subsequent “exercise date” (defined as the last New York Stock Exchange trading day of the exercise period) up to a number of ordinary shares determined by dividing such participant’s contributions accumulated prior to the exercise date by the exercise price. Participants contribute to the 2010 Stock Purchase Plan through after-tax payroll deductions in an amount not less than 1% and not more than 10% of the participant’s base salary, wages, overtime, shift premium, performance bonus and sales bonus paid for each payroll period. A participant’s option for the purchase of ordinary shares is exercised automatically on each exercise date, and the maximum number of full ordinary shares subject to the option is purchased for the participant at the applicable exercise price with the accumulated contributions then credited to the participant’s account under the 2010 Stock Purchase Plan, subject to certain limitations. No participant may purchase more than 5,000 ordinary shares during any exercise period. The exercise price for each ordinary share offered to each participant in a given exercise period is the “applicable percentage” (as defined below) of the fair market value of an ordinary share on the exercise date. The “applicable percentage” with respect to each exercise period is 95% unless and until it is increased by the administrator of the 2010 Stock Purchase Plan. Any increase in the applicable percentage must be established at least 15 days prior to the first trading day of the applicable exercise period.
Share Reserve
The maximum number of our ordinary shares that are available for sale under the 2010 Stock Purchase Plan is 500,000 ordinary shares. As of December 31, 2012, 482,000 ordinary shares remained available for sale under the 2010 Stock Purchase Plan. Ordinary shares subject to the 2010 Stock Purchase Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If any right to purchase ordinary shares under the 2010 Stock Purchase Plan is not exercised by a participant for any reason or if such right terminates as provided under the 2010 Stock Purchase Plan, the ordinary shares that were not purchased will again become available under the 2010 Stock Purchase Plan, unless the 2010 Stock Purchase Plan has been terminated. The number of ordinary shares available under the 2010 Stock Purchase Plan is subject to periodic adjustment for changes in the outstanding ordinary shares as a result of reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or other similar changes affecting our outstanding ordinary shares. In the event of the proposed dissolution or liquidation of us, the exercise period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the committee that administers the 2010 Stock Purchase Plan.
Amendment and Termination
The administrator of the 2010 Stock Purchase Plan generally has the power and authority to amend the 2010 Stock Purchase Plan in any respect. However, we are required to obtain shareholder approval of any amendment to the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Internal Revenue Code or any other applicable law or regulation. Additionally, no amendment may make any change to any option already granted which adversely affects the rights of any participant, and the 2010 Stock Purchase Plan may not be amended in any way that will cause rights issued under the 2010 Stock Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. The 2010 Stock Purchase Plan will terminate on the earliest of the 10th anniversary of its effective date, the time when there are no remaining reserved shares available for purchase under the 2010 Stock Purchase Plan, or an earlier time as determined by our Board of Directors.
Change of Control
In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another entity, each share under the 2010 Stock Purchase Plan will be assumed or an equivalent share shall be substituted by such successor entity, unless the administrator of the 2010 Stock Purchase Plan determines to shorten the exercise period then in progress by setting a new exercise date.
Sub-Plans
The administrator of the 2010 Stock Purchase Plan may adopt and amend stock purchase sub-plans with respect to employees employed outside the United States with such provisions as the administrator may deem appropriate to conform to local laws, practices and procedures. All such sub-plans are subject to the limitations on the amount of stock that may be issued under the 2010 Stock Purchase Plan and, except to the extent otherwise provided in such sub-plan, are subject to all of the provisions set forth in the 2010 Stock Purchase Plan. We have adopted a sub-plan for employees in Japan.

EXECUTIVE OFFICERS
Set forth below are the name, age, position and a description of the business experience of each of the Company’s executive officers:

Name	Age	Position(s)
Martha Sullivan	56	President and Chief Executive Officer
Jeffrey Cote	46	Executive Vice President, Chief Operating Officer, and Interim Chief Financial Officer
Steven Beringhause	47	Senior Vice President, Sensors
Martin Carter	49	Senior Vice President, Controls
Geert Braaksma	55	Vice President, Sensors Europe
Christine Creighton	49	Vice President, Chief Accounting Officer
Please see “PROPOSAL 1—ELECTION OF DIRECTORS” above for a description of Ms. Sullivan’s business experience.
Jeffrey Cote has served as Chief Operating Officer since July 2012. Prior to that, he was appointed Executive Vice President and Chief Administrative Officer by the Board of Directors of the Company in January 2011 and previously served as Executive Vice President and Chief Financial Officer since the Company’s initial public offering. Mr. Cote assumed the role of Interim Chief Financial Officer following Robert Hureau's resignation in April 2013. Mr. Cote served as Executive Vice President and Chief Financial Officer of STI since July 2007 and as Senior Vice President and Chief Financial Officer of STI since January 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating and Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.
Steven Beringhause was appointed Senior Vice President, Global Sensors, by the Board of Directors of the Company in January 2013. Mr. Beringhause joined Sensata's predecessor company, Texas Instruments, in 1988 and served in various Design and Engineering capacities. He was named as Vice President of Sensors Americas in 2006, Vice President of Sensors Asia in 2010 and Senior Vice President of Sensors Asia and the Americas in July 2012.
Martin Carter was appointed Senior Vice President, Controls by the Board of Directors of the Company in connection with the Company’s initial public offering. Mr. Carter has served in a similar capacity with STI since December 2009. From 2007 to 2009, Mr. Carter served as the Vice President and General Manager of Kaiser Aluminum. From 2001 to 2006, Mr. Carter was President of Hydro Aluminum North America and Norsk Hydro North America.
Geert Braaksma was appointed Vice President, Sensors Europe by the Board of Directors of the Company in connection with the Company’s initial public offering. Mr. Braaksma served as a Director of the Company prior to the initial public offering. Mr. Braaksma served as General Manager for Europe Sensors since the completion of the 2006 Acquisition and General Manager for the Sensors & Controls business of Texas Instruments since 1997. Mr. Braaksma joined Texas Instruments in 1989.
Christine Creighton was appointed Vice President, Chief Accounting Officer by the Board of Directors of the Company in July 2011. Ms. Creighton was named as a Vice President of Finance of STI in August, 2009. Ms. Creighton managed the Company’s global business finance unit since March 2008. Ms. Creighton joined Texas Instruments in 1990, and has worked as a financial analyst, group financial planning manager, and finance manager for both the Sensors and Controls Global Business Units.

PROPOSALS FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Because we are a Dutch public limited company whose shares are traded on the New York Stock Exchange, both U.S. and Dutch rules and time frames apply if you wish to submit a candidate for our Board of Directors to be considered for election at the 2014 annual general meeting of shareholders or if you wish to submit another kind of proposal for consideration by shareholders at the 2014 annual general meeting of shareholders.
Under our Articles of Association, if you are interested in submitting a proposal to be presented at the 2014 Annual General Meeting of Shareholders, you must fulfill the requirements set forth in our Articles of Association, including satisfying both of the following criteria:

•	we must receive your proposal at our registered offices in Almelo, The Netherlands as set forth below no later than 60 days before the annual general meeting; and

•	the number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of 50 million in aggregate market value.
Pursuant to U.S. federal securities laws, any proposal by a shareholder to be presented at the 2014 Annual General Meeting of Shareholders and to be included in the Company’s proxy statement, including the nomination of one or more directors, must be received by the Company no later than the close of business on December 25, 2013 and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to our 2014 Annual General Meeting of Shareholders.
Proposals for our 2014 Annual General Meeting of Shareholders should be submitted in writing to the following address:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
Attention: Vice President, Investor Relations
529 Pleasant Street
Attleboro, Massachusetts 02703
Proposals must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) your name and address, as they appear on the share records of the Company, (iii) the number of ordinary shares of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member and all persons with whom you are acting in concert (in each case, identifying them) and (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business.
Notice of a nomination to our Board of Directors must include:

•
As to each individual whom such shareholder proposes to nominate for election as a director, (a) the name, date of birth, business address and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the number of ordinary shares of the Company that are owned beneficially and of record by such individual, his affiliates, all persons with whom he is acting in concert and all groups of which he is a member (in each case, identifying them) and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations there under; and

•
As to the shareholder giving such notice, (A) the name and address of such shareholder, as they appear on the share records of the Company, (B) the number of ordinary shares of the Company that are owned beneficially and of record by such shareholder, his affiliates, all persons acting in concert with him and all groups of which he is a member (in each case, identifying them) and (C) any professional, commercial, business or familial relationship of such shareholder, affiliates, persons or groups (in each case, identifying them) to such nominees, his affiliates, any person acting in concert with him or any group of which he is a member (in each case, identifying them).

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
You may contact the Vice President, Investor Relations at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Vice President, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com for a copy of the relevant provisions of the Company’s Articles of Association regarding the requirements for making shareholder proposals and nominating director candidates.

SOLICITATION OF PROXIES
The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s shareholders.

GENERAL
The Company’s Annual Report for the fiscal year ended December 31, 2012 is being mailed to shareholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.
The information set forth in this Proxy Statement under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or “filed” with the SEC.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Thomas Wroe, Jr.
Chairman of the Board
April 24, 2013
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703.

APPENDIX A - 2010 EQUITY INCENTIVE PLAN, AS PROPOSED TO BE AMENDED
SENSATA TECHNOLOGIES HOLDING N.V.
2010 EQUITY INCENTIVE PLAN

As amended on May __, 2013
ARTICLE I
ESTABLISHMENT AND PURPOSE; ADMINISTRATION
1.1    Establishment. Sensata Technologies Holding N.V., a public limited liability company incorporated under the laws of the Netherlands (the "Company"), hereby establishes an equity incentive plan to be known as the "Sensata Technologies N.V. 2010 Equity Incentive Plan" (the "Plan"). The Plan shall become effective as of March 8, 2010 (the "Effective Date") concurrent with its adoption by the Company's management board (the "Board") on such date.
1.2    Purpose. The Plan is intended to promote the long‑term growth and profitability of the Company and its Subsidiaries by providing those Persons who are or will be involved in the Company's and its Subsidiaries' growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging such Persons to contribute to and participate in the success of the Company and its Subsidiaries. Under the Plan, the Company may make Awards (as defined in Section 3.1) to such present and future officers, directors, employees (including Persons to whom an offer of employment has been extended), consultants, and advisors of the Company or its Subsidiaries as may be selected in the sole discretion of the Committee (collectively, "Participants"). Participation in the Plan is voluntary.
1.3    Administration. The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve that certain specified actions or determinations of the Committee shall require the approval of the Board, in which case, solely with respect to such specified actions and determinations, the term "Committee" shall be deemed to mean the recommendation of the Committee, as approved by the Board, for all purposes herein; and provided further that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term "Committee" shall be deemed to mean the Board for all purposes herein. The Committee shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to the full power and authority (a) to interpret the terms of this Plan, the terms of any Awards made under this Plan, and the rules and procedures established by the Committee governing any such Awards, (b) to determine the rights of any person under this Plan, or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Committee, (c) to select Participants for Awards under the Plan, (d) to determine the number of Ordinary Shares to be covered by each Award granted under this Plan, (e) to determine the amount of cash to be covered by each Award granted under his Plan, (f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan; (g) to determine whether and under what circumstances an Option may be settled in cash, Ordinary Shares and/or Restricted Securities under Section 4.6(a), (h) to determine whether an Option is an Incentive Stock Option or Non‑Qualified Stock Option, (i) to establish performance and vesting standards, (j) to impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate, (k) to modify, extend or renew an Award, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant, and does not disqualify an awarded intended to be performance‑based under Section 162(m) from being performance‑based, (l) to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (m) to correct any defect or omission or reconcile any inconsistency in the Plan, and (n) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, subject to such limitations as may be imposed by the Code or other applicable law and except as specifically provided by this Plan. Each action of the Board shall be binding on all persons. The Board may, to the extent permissible by law, delegate any of its authority hereunder to such persons as it deems appropriate, so long as such delegation does not result in awards intended to be performance‑based from being disqualified as such under Section 162(m). The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the obligations pursuant to any Award made under the Plan, and rights to any payment in connection with such Awards shall be no greater than the rights of the Company's general creditors.

ARTICLE II
DEFINITIONS
As used in this Plan, unless otherwise specified in an Award Agreement, the following terms shall have the meanings set forth below:
"Affiliate" of a Person means any other Person, entity or investment fund controlling, controlled by, or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.
"Award Agreement" means a notice from the Company to a Participant, or a written agreement between the Company and a Participant, in either case setting forth the terms, conditions, and limitations applicable to an Award, as amended from time to time. All Award Agreements shall be deemed to include all of the terms and conditions of the Plan, except to the extent otherwise approved by the Board and set forth in an Award Agreement.
"Award Securities" means, with respect to a Participant, any Restricted Securities issued to such Participant hereunder, any Ordinary Shares issued to such Participant upon exercise of any Options granted hereunder, and any Ordinary Shares issued to such Participant in connection with any other Award made under the Plan. For all purposes of this Plan, Award Securities will continue to be Award Securities in the hands of any holder other than a Participant (except for the Company and purchasers pursuant to a Public Sale), and each such other holder of Award Securities will succeed to all rights and obligations attributable to such Participant as a holder of Award Securities hereunder. Award Securities will also include Ordinary Shares issued with respect to Award Securities by way of a security split, security dividend or other recapitalization.
"Cause" means, for any Participant, the meaning given to such term in an employment or other similar agreement entered into by such Participant and the Company or any of its Affiliates on or after the Effective Date and approved by the Board (which meaning shall continue to apply whether or not such agreement ceases to be effective, unless and until Participant subsequently enters into a superseding employment or other similar agreement that contains a definition of "Cause", in which case the meaning in such superseding agreement shall apply), or, in the absence of any such agreement, it shall mean (i) the commission of, or indictment for, a felony or a crime involving moral turpitude or the commission of any other act or any omission to act involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) failure to perform duties as reasonably directed by the Board or such Participant's supervisor(s), if any, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (iv) Detrimental Activity, or (v) any other material breach of the terms of this Plan, an Award Agreement or any other agreement with the Company or any of its Subsidiaries to which such Participant is a party.
"Change in Control" means (i) any transaction or series of transactions in which any Person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the "beneficial owner" (as defined in Rule 13d‑3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, provided that the acquisition of additional securities by any Person that owns more than 50% of the voting power prior to such acquisition of additional securities shall not be a Change in Control, (ii) during any twelve‑month period, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (iv) a sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, that in any instance where an Award is treated as deferred compensation within the meaning of Section 409A of the Code, "Change in Control" shall mean a "change in control" as defined in Section 409A(a)(2)(v) of the Code and the guidance issued thereunder.
"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.
"Committee" means the Compensation Committee of the Board.
"Detrimental Activity" means any breach of any confidentiality, non‑compete, non‑solicitation or similar agreement with the Company or any of its Subsidiaries (in each case including any such provision included in an Award Agreement or other agreement), or any arrangement dealing with ownership or protection of the Company's and its Subsidiaries' proprietary rights.
"Disability" means, with respect to any Participant, the meaning given to such term in an employment or other similar agreement entered into by such Participant and the Company or any of its Affiliates on or after the Effective Date and approved by the Board (which meaning shall continue to apply whether or not such agreement ceases to be effective, unless and until Participant subsequently enters into a superseding employment or other similar agreement that contains a definition of "Disability", in which case the meaning in such superseding agreement shall apply), or, in the absence of any such agreement, it shall mean such Participant's incapacity due to physical or mental illness, which incapacity makes Participant eligible to receive disability benefits under the Company's or its Subsidiaries' long‑term disability plans or any equivalent thereof; provided, that in any instance where an Award is treated as "deferred compensation" within the meaning of Section 409A of the Code, "Disability" shall be interpreted consistently with the meaning of Section 409A(a)(2)(C) of the Code and guidance issued thereunder.
"Dutch Financial Supervision Act" means the Dutch Act on the Financial Supervision (Wet op het financieel toezicht), including the rules and regulations promulgated thereunder.
"Fair Market Value" of an Ordinary Share of the Company means, as of the date in question, the officially‑quoted closing selling price of the Ordinary Shares (or if no selling price is quoted, the bid price) on the principal securities exchange or market on which the Ordinary Shares are then listed for trading (including, for this purpose, the New York Stock Exchange or the Nasdaq National Market) (the "Market") for the applicable trading day or, if the Ordinary Shares are not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Ordinary Shares determined in good faith by the Board using any reasonable method; provided, however, that when shares received upon exercise of an Option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.
"Incentive Stock Option" means an option conforming to the requirements of Section 422 of the Code and/or any successor thereto.
"Initial Public Offering" means the initial public offering and sale of Ordinary Shares pursuant to an effective registration statement under the Securities Act.
"Non‑Qualified Stock Option" means any Option awarded under the Plan that is not an Incentive Stock Option.
"Ordinary Shares" means the Company's Ordinary Shares, par value €0.01 per share, or in the event that the outstanding shares of ordinary share capital are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.
"Performance Goals" means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.
"Performance Period" means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.
"Public Sale" means any sale pursuant to a registered public offering under the Dutch Financial Supervision Act, the Securities Act, or any similar securities law applicable outside of the Netherlands or the United States, or any sale to the public through a broker, dealer or market maker pursuant to Rule 144 promulgated under the Securities Act or any similar exemption under the Dutch Financial Supervision Act or other securities law applicable outside of the United States.
"Securities Act" means the Securities Act of 1933, as amended from time to time.
"Subsidiary" means any corporation, partnership, limited liability company, or other entity in which the Company owns, directly or indirectly, stock or other equity securities or interests possessing 50% or more of the total combined voting power of such entity.
"Termination Date" means the date on which a Participant is no longer employed by the Company or any of its Subsidiaries for any reason. For the avoidance of doubt, a Participant's Termination Date shall be considered to be the last date of his actual and active employment with the Company or one of its Subsidiaries, whether such day is selected by agreement with the Participant or unilaterally by the Company or such Subsidiary and whether advance notice is or is not given to the Participant; no period of notice that is or ought to have been given under applicable law in respect of the termination of employment will be taken into account in determining entitlement under the Plan.

"Transfer" means any direct or indirect sale, transfer, assignment, pledge, encumbrance or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law, including to the Company or any of its Subsidiaries) of any interest.
ARTICLE III

AWARDS AND ELIGIBILITY

3.1    Awards. Awards under the Plan ("Awards") may be granted in any of the following forms: (i) options to purchase Ordinary Shares pursuant to the Plan ("Options"), (ii) rights pursuant to an Award granted under Article V herein ("Stock Appreciation Rights"), (iii) Ordinary Shares pursuant to the Plan and subject to certain restrictions under Article VI herein ("Restricted Securities"), (iv) Awards granted to a Participant pursuant to the Plan contingent upon achieving certain Performance Goals ("Performance Awards"), (v) Awards granted pursuant to the Plan which are valued in whole or in part by reference to, or are payable in or otherwise based on, Ordinary Shares, including, without limitation, an Award valued by reference to an Affiliate ("Other Stock‑Based Awards"), (vi) other cash‑based Awards pursuant to the Plan which are payable in cash at such time or times and subject to the terms and conditions as determined by the Committee in its sole discretion ("Other Cash‑Based Awards") and (vii) any combination thereof. Unless the Committee determines otherwise, each grant of any Awards shall be evidenced by a written Award Agreement containing such restrictions, terms and conditions, if any, as the Committee may require; provided that if there is any conflict between any provision of the Plan and any provision approved by the Committee and expressly set forth in an Award Agreement, such express provisions of the Award Agreement shall govern.
3.2    Maximum Securities Available.
(a)    Subject to adjustments as provided in Section 3.2(c), an aggregate of 10,000,000 Ordinary Shares may be issued pursuant to the Plan. Such Ordinary Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any Award under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Ordinary Shares, then such unpurchased, forfeited, tendered or withheld Ordinary Shares may thereafter be available for further Awards under the Plan as the Committee shall determine. Without limiting the generality of the foregoing provisions of this Section 3.2(a) or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the Awards) for new Awards containing terms (including exercise prices) more (or less) favorable than the outstanding Awards. The maximum number of Incentive Stock Options that may be issued pursuant to the Plan shall be 10,000,000.
(b)    Individual Participant Limitations. To the extent required by Section 162(m) of the Code for Awards under the Plan intended to qualify as "performance‑based compensation," (i) the Committee shall not grant to any one Participant, in any one calendar year, Options or Stock Appreciation Rights or Restricted Securities, or Other Stock‑Based Awards for which the grant of such Award is subject to the attainment of Performance Goals, to purchase a number of Ordinary Shares in excess of 50% of the total number of Ordinary Shares authorized under the Plan pursuant to Section 3.2(a), and (ii) the maximum value of a cash payment made under an Other Cash‑Based Award to any one Participant in any one calendar year shall not exceed $5,000,000, in each case, unless otherwise provided for in an Award Agreement.
(c)    Adjustments.
(i)    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate, in its sole discretion, in the number and kind of Ordinary Shares or other property available for issuance under the Plan (including, without limitation, the total number of Ordinary Shares available for issuance under the Plan pursuant to Section 3.2(a)), in the number and kind of Options, Stock Appreciation Rights, Restricted Securities, Ordinary Shares or other property covered by Awards previously made under the Plan, and in the exercise price of outstanding Options and Stock Appreciation Rights. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).
(ii)    Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Article II, the Committee may, in its discretion, (i) cancel any or all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their Options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the Option holders pursuant to such transaction if their Options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.
3.3    Eligibility.
(a)    General Eligibility. The Committee may, from time to time, select the Participants who shall be eligible to participate in the Plan and the Awards to be made to each such Participant. The Committee may consider any factors it deems relevant in selecting Participants and in making Awards to such Participants. The Committee's determinations under the Plan (including, without limitation, determinations of which Persons are to receive Awards and in what amount) need not be uniform and may be made by it selectively among Persons who are eligible to receive Awards under the Plan.
(b)    Incentive Stock Options. Notwithstanding the foregoing, only employees of the Company and its Subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.
(c)    Securities Laws. In connection with the grant of any Awards under the Plan or any issuance of any Award Securities, the Company will comply with applicable securities laws, including, to the extent applicable, the Securities Act and the Dutch Financial Supervision Act, and the rules and regulations promulgated thereunder. In furtherance of the foregoing, the Committee may, in its sole discretion, establish certain conditions for the grant of any Awards under the Plan including, without limitation, the time schedule upon which Awards may be granted, and the Committee will take into account any such established conditions, to the extent applicable, when granting or making any other determinations with respect to Awards under the Plan.
3.4    No Right to Continued Employment; No Entitlement to Future Awards. Nothing in this Plan or (in the absence of an express provision to the contrary) in any Award Agreement, as applicable, shall confer on any Participant any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant's employment at any time for any reason or to continue such Participant's present (or any other) rate of compensation. The grant of an Award to any Participant shall not create any rights in such Participant to any subsequent Awards by the Company, no Award hereunder shall be considered a condition of such Participant's employment, and no profit with respect to an Award shall be considered part of such Participant's salary or compensation under any severance statute or other applicable law.
3.5    Exchange of Prior Awards. In connection with any new Award, the Committee shall have the right, at its discretion, to condition a Participant's receipt of such new Award on the requirement that such Participant return to the Company Awards previously granted to him or her under the Plan. Subject to the provisions of the Plan, such new Award shall be upon such terms and conditions as are specified by the Committee at the time the new Award is made.
ARTICLE IV
OPTIONS
4.1    Options. The Committee shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Options in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee. The Committee may choose to grant, in its sole discretion, Incentive Stock Options and/or Non‑Qualified Stock Options. All Options granted under this Plan shall be in the form described in this Article IV, or in such other form or forms as the Committee may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Committee. Except as otherwise set forth in an Award Agreement, Options shall be subject to all of the terms and conditions contained in this Plan.
4.2    Incentive Stock Options. It is the Company's intent that Non‑Qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non‑qualification, the Option represented thereby shall be regarded as a Non‑qualified Stock Option duly granted under the Plan, provided that such Option otherwise meets the Plan's requirements for Non‑qualified Stock Options

4.3    Vesting of Options.
(a)    The Committee shall determine the terms and conditions upon which each Option becomes exercisable which may but need not include, without limitation, time vesting and/or performance vesting. Options shall be exercisable by a Participant only to the extent that they are vested. Except as provided for in Section 4.3(b), Options shall vest only so long as a Participant remains employed by the Company or one of its Subsidiaries.
(b)    Vesting on Change in Control. Unless otherwise specified in an Award Agreement, in the event of a Change in Control, if a Participant is terminated without Cause within 24 months thereafter, all of such Participant's Options shall be considered 100% vested.
4.4    Normal Expiration. The term during which each Option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no Option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to a Participant who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Ordinary Shares pursuant to an Option shall, unless sooner terminated, expire at the date designated by the Committee.
4.5    Expiration on Termination. Unless the Committee determines otherwise, if a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then the portion of such Participant's Options that have not fully vested as of the Termination Date shall expire at such time. Unless the Committee determines otherwise, the portion of a Participant's Options that are not subject to vesting or that have fully vested as of such Participant's Termination Date shall expire (i) 60 days after the Termination Date if such Participant ceases to be employed by the Company and its Subsidiaries for any reason other than termination with Cause or due to death or Disability, (ii) on the Termination Date if such Participant's employment is terminated with Cause, and (iii) in the event such Participant dies or suffers a Disability, on the date that is six months after the date on which such Participant's employment ceases due to such Participant's death or Disability.
4.6    Exercise.
(a)    Procedure for Exercise. Unless otherwise specified in an Award Agreement, at any time after all or any portion of a Participant's Options have become vested and prior to their expiration, a Participant may exercise all or any specified portion of such vested Options by delivering written notice of exercise specifically identifying the particular Options to the third party service provider that has been appointed by the Company to administer the Awards (an "Exercise Notice"), together with (i) a written acknowledgment that such Participant has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to such Participant regarding the Company and (ii) payment in full of the exercise price, in accordance with Section 4.6(b) or as otherwise determined by the Committee; provided that, for the avoidance of doubt, any participant who is also subject to Section 16 of the of the Securities Exchange Act of 1934, as amended (the "1934 Act") must further comply with the notice procedures of the Company's insider trading and disclosure policies as in effect from time to time.
(b)    Payment.
(i)    Unless the Committee determines otherwise, payment shall be made (A) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (B) by delivery of outstanding Ordinary Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the Options' exercise, (C) to the extent permitted by applicable law, by simultaneous sale through a broker reasonably acceptable to the Committee of Ordinary Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (D) by authorizing the Company to withhold from issuance a number of Ordinary Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of an Ordinary Share on the date of exercise, is equal to the aggregate exercise price payable with respect to the Options so exercised or (E) by any combination of the foregoing.
(ii)    In the event a Participant elects to pay the exercise price payable with respect to an Option pursuant to clause (B) of Section 4.6(b)(i) above, (A) only a whole number of Ordinary Share(s) (and not fractional Ordinary Shares) may be tendered in payment, (B) such Participant must present evidence acceptable to the Company that he or she has owned any such Ordinary Shares tendered in payment of the exercise price (and that such tendered Ordinary Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Ordinary Shares must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (A) physical delivery of the certificate(s) for all such Ordinary Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the Participant's broker to transfer, by book entry, of such Ordinary Shares from a brokerage account of the Participant to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Ordinary Shares, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the Ordinary Shares tendered in payment (plus any applicable taxes) shall be paid in cash. No Participant may tender Ordinary Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes).
(iii)    In the event a Participant elects to pay the exercise price payable with respect to an Option pursuant to clause (D) of Section 4.6(b)(i) above, only a whole number of Ordinary Share(s) (and not fractional Shares) may be withheld in payment. When payment of the exercise price is made by withholding of Ordinary Shares, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the Ordinary Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No Participant may authorize the withholding of Ordinary Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes). Any withheld Ordinary Shares shall no longer be issuable under such Option.
(c)    Exercise Price. The exercise price of a Participant's Options shall be specified in such Participant's Award Agreement. Such exercise price shall be denominated in U.S. Dollars and determined based upon the currency exchange rate between Euros and U.S. Dollars as published in the Wall Street Journal on the date of grant of such Options (or at such other time as specified in an Award Agreement). The price per Ordinary Share deliverable upon the exercise of each Option ("exercise price") shall not be less than 100% of the Fair Market Value of an Ordinary Share as of the date of grant of the Option, and in the case of the grant of any Incentive Stock Option to a Participant who, at the time of the Grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the Option, in each case unless otherwise determined by the Committee and permitted by Section 422 of the Code or any successor thereto.
(d)    Limitation on Repricing. To the extent required by applicable law or by rules and regulations of any exchange on which the Ordinary Shares are listed or traded, unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then‑current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 3.2(c)(i) and (2) the Committee may not cancel any outstanding Option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of Ordinary Shares and having an exercise price per share lower than the then‑current exercise price per share of the cancelled Option.
4.7    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by an eligible Participant during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent (as defined for this purpose in Section 424 of the Code or any successor thereto) exceeds $100,000, such Options shall be treated as Non‑Qualified Stock Options. Should any provision of this Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
4.8    Deferred Delivery of Award Securities. The Committee may in its discretion permit Participants to defer delivery of Award Securities acquired pursuant to a Participant's exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.
4.9    Rights as a Securityholder. Unless the Committee determines otherwise, a Participant holding Options shall have no rights as a securityholder with respect to any Award Securities issuable upon exercise thereof until the earlier of the date on which such Award Securities are identified on the share register(s) of the Company and the date on which a certificate is issued to such Participant representing such Award Securities. Except as otherwise expressly provided in the Plan or in any Award Agreement, no adjustment in respect of any Award Securities shall be made for cash dividends or other rights for which the record date is prior to the earlier of the date on which such Award Securities are identified on the share register(s) of the Company and the date on which a certificate is issued to such Participant representing such Award Securities.
ARTICLE V
STOCK APPRECIATION RIGHTS
5.1    Stock Appreciation Rights. The Committee shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Stock Appreciation Rights, whether or not in tandem with Options, in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee. Stock Appreciation Rights granted under this Plan shall be in the form described in this Article V, or in such other form or forms as the Committee may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Committee. Except as otherwise set forth in an Award Agreement, Stock Appreciation Rights shall be subject to all of the terms and conditions contained in this Plan.
5.2    Vesting of Stock Appreciation Rights.
(c)    The Committee shall determine the terms and conditions upon which each Stock Appreciation Rights becomes exercisable which may but need not include, without limitation, time vesting and/or performance vesting. Stock Appreciation Rights shall be exercisable by a Participant only to the extent that they are vested. Except as provided for in Section 5.2(b), Stock Appreciation Rights shall vest only so long as a Participant remains employed by the Company or one of its Subsidiaries.
(d)    Vesting on Change in Control. Unless otherwise specified in an Award Agreement, in the event of a Change in Control, if a Participant is terminated without Cause within 24 months thereafter, all of such Participant's Stock Appreciation Rights shall be considered 100% vested.
5.3    Normal Expiration. The term during which each Stock Appreciation Right may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no Stock Appreciation Right shall be exercisable in whole or in part more than ten years from the date it is granted.
5.4    Expiration on Termination. Unless the Committee determines otherwise, if a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then the portion of such Participant's Stock Appreciation Rights that have not fully vested as of the Termination Date shall expire at such time. Unless the Committee determines otherwise, the portion of a Participant's Stock Appreciation Rights that are not subject to vesting or that have fully vested as of such Participant's Termination Date shall expire (i) 60 days after the Termination Date if such Participant ceases to be employed by the Company and its Subsidiaries for any reason other than termination with Cause or due to death or Disability, (ii) on the Termination Date if such Participant's employment is terminated with Cause, and (iii) in the event such Participant dies or suffers a Disability, on the date that is six months after the date on which such Participant's employment ceases due to such Participant's death or Disability.
5.5    Exercise; Payment. Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement. Unless otherwise specified in an Award Agreement, Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Ordinary Shares (as chosen by the Board in its sole discretion) equal in value to the excess of the Fair Market Value of one Ordinary Share on the date that the right is exercised over the Fair Market Value of one Ordinary Share on the date that the right was awarded to the Participant.
5.6    Limitation on Repricing. To the extent required by applicable law or by rules and regulations of any exchange on which the Ordinary Shares are listed or traded, unless such action is approved by the Company's stockholders: (1) no outstanding Stock Appreciation Right granted under the Plan may be amended to provide an exercise price per share that is lower than the then‑current exercise price per share of such outstanding Stock Appreciation Right (other than adjustments pursuant to Section 3.2(c)(i) and (2) the Committee may not cancel any outstanding Stock Appreciation Right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of Ordinary Shares and having an exercise price per share lower than the then‑current exercise price per share of the cancelled Stock Appreciation Right.
5.7    Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Ordinary Shares, as determined by the Committee, an amount equal to the amount set forth in Section 5.5.
5.8    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Ordinary Shares underlying the Stock Appreciation Right exceed the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 12.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VI
RESTRICTED SECURITIES
6.1    Restricted Securities. The Committee shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Restricted Securities in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee. Restricted Securities granted under this Plan shall be in the form described in this Article VI, or in such other form or forms as the Committee may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Committee. Except as otherwise set forth in an Award Agreement, Restricted Securities shall be subject to all of the terms and conditions contained in this Plan.
6.2    Issuance of Restricted Securities. The Committee shall have the right and power to issue Restricted Securities to any Participant, at such prices as may be established by the Committee in its discretion, which prices, in respect of Ordinary Shares, shall not be less than the nominal values of such Ordinary Shares. The consideration for any such issue (if any) shall be cash, unless otherwise determined by the Committee.
6.3    Vesting of Restricted Securities.
(a)    The Committee shall determine the terms and conditions upon which each Restricted Security vests, which may but need not include, without limitation, time vesting and/or performance vesting; provided, however, that in no event shall any Restricted Security granted to an employee of the Company or any of its Subsidiaries vest in fewer than three years (in the case of a time‑vesting award), or one year (in the case of a performance‑vesting award).
(b)    Vesting on Change in Control. Unless otherwise specified in an Award Agreement, in the event of a Change in Control, if a Participant is terminated without Cause within 24 months thereafter, all of such Participant's Restricted Securities shall be considered 100% vested.
6.4    Restricted Security Certificates. If the Restricted Securities are to be certificated under the terms of the Company's organizational documents, unless otherwise specified in an Award Agreement, the Company shall issue, in the name of each Participant to whom Restricted Securities have been granted or sold, certificates representing the total number of Restricted Securities granted or sold to such Participant, as soon as reasonably practicable after such grant or sale. The Company shall hold such certificates for the Participant's benefit, unless otherwise specified in an Award Agreement, until such Restricted Securities become freely transferable, at which time the Company shall deliver such certificates (free of all such transferability restrictions) to the Participant.
6.5    Expiration on Termination.
(a)    Unless the Committee determines otherwise, if a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then the portion of such Participant's Restricted Securities that are not subject to vesting or that have not fully vested as of the Termination Date shall be forfeited at such time. The portion of a Participant's Restricted Securities that have fully vested as of such Participant's Termination Date shall be forfeited on the Termination Date only if such Participant's employment is terminated with Cause.
(b)    Reimbursement of Consideration. In the instance that the Participant paid any consideration to the Company in connection with the issuance of any portion of the Participant's Restricted Securities and if any of such Restricted Securities are forfeited pursuant to Section 6.5(a), unless otherwise specified in an Award Agreement, the Company shall reimburse the Participant for the lesser of (i) the amount of consideration paid for the forfeited Restricted Securities and (ii) the Fair Market Value of the forfeited Restricted Securities on the Termination Date.
(c)    Rights of a Participant. Unless the Committee determines otherwise, any Participant who holds Restricted Securities shall have the right to receive dividends and distributions, if any are declared, with respect to such Restricted Securities; provided, however, that any dividends or distributions in respect of unvested Restricted Securities will be withheld by the Company and will be delivered to the Participant only to the extent and at such time as such Restricted Securities become fully vested. Any Securities received by a Participant as a result of any such dividends or distributions shall be considered Restricted Securities and shall be subject to all of the restrictions contained in the Plan (including Section 6.4).

ARTICLE VII
PERFORMANCE AWARDS
7.1    Performance Awards. The Committee shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Performance Awards. The Committee may grant Performance Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as "performance‑based compensation" under Section 162(m) of the Code. If the Performance Award is payable in shares of Award Securities, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VII. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Award Securities (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Performance Awards granted under this Plan shall be in the form described in this Article VII, or in such other form or forms as the Committee may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Committee. With respect to Performance Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 7.2(c).
7.2    Terms and Conditions. Performance Awards awarded pursuant to this Article VII shall be subject to the following terms and conditions:
(c)    Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 7.2(c) are achieved and the percentage of each Performance Award that has been earned.
(d)    Non‑Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.
(e)    Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code.
(f)    Dividends. Unless the Committee determines otherwise at the time of the Award, amounts equal to dividends declared during the Performance Period with respect to the number of Ordinary Shares covered by a Performance Award will not be paid to the Participant.
(g)    Payment. Following the Committee's determination in accordance with Section 7.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in Award Securities or in cash) as determined by the Committee, in an amount equal to such Participant's earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.
(h)    Termination. Unless otherwise specified in an Award Agreement, if a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then any unvested Performance Award will be forfeited.
(i)    Vesting. Vesting of any Performance Award shall be determined by the Committee. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE VIII
OTHER STOCK‑BASED AND CASH‑BASED AWARDS
8.1    Other Stock‑Based Awards.
(j)    The Committee shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Other Stock Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Ordinary Shares, including but not limited to, Award Securities awarded purely as a bonus and not subject to restrictions or conditions, Award Securities in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of Ordinary Shares. Other Stock‑Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.
(k)    Subject to the provisions of the Plan, the Committee shall have authority to determine the Participants, to whom, and the time or times at which, such Awards shall be made, the number of Award Securities to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Award Securities under such Awards upon the completion of a specified Performance Period.
(l)    The Committee may condition the grant or vesting of Other Stock‑Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock‑Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Stock‑Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code.
8.2    Terms and Conditions. Other Stock‑Based Awards made pursuant to this Article VIII shall be subject to the following terms and conditions:
(e)    Non‑Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Award Securities subject to Awards made under this Article VIII may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
(f)    Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article VIII shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of Ordinary Shares covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.
(g)    Vesting. Any Award under this Article VIII and any Award Securities covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.
(h)    Price. Award Securities issued on a bonus basis under this Article VIII may be issued for no cash consideration. Award Securities purchased pursuant to a purchase right awarded under this Article VIII shall be priced, as determined by the Committee in its sole discretion.
8.3    Other Cash‑Based Awards. The Committee may from time to time grant Other Cash‑Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash‑Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash‑Based Award shall not require a segregation of any of the Company's assets for satisfaction of the Company's payment obligation thereunder.

ARTICLE IX

LISTING, REGISTRATION AND QUALIFICATION

9.1    Compliance with Laws. Each Award shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the securities subject to such Award upon any securities exchange or under any state or federal securities or other law or regulation or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue or purchase of securities thereunder, no such Award may be exercised or paid in Ordinary Shares in whole or in part unless such listing, registration, qualification, consent or approval (a "Required Listing") shall have been effected or obtained and the holder of the Award will supply the Company with such certificates, representations and information as the Company shall request which are reasonably necessary or desirable in order for the Company to obtain such Required Listing, and shall otherwise cooperate with the Company in obtaining such Required Listing. In the case of officers and other Persons subject to Section 16(b) of the 1934 Act, or any similar securities law applicable outside of the United States, the Committee may at any time impose any limitations upon the exercise of an Award which, in the Committee's discretion, are necessary or desirable in order to comply with Section 16(b) of the 1934 Act and the rules and regulations thereunder and any similar securities law applicable outside of the United States.
ARTICLE X
TRANSFERABILITY
10.1    Unless the Committee determines otherwise, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution; provided that, in the case of Restricted Securities granted under the Plan, such Restricted Securities shall be freely transferable following the time at which such restrictions shall have lapsed with respect to such Restricted Securities. Any attempted Transfer of an Award which is not specifically permitted under the Plan shall be null and void. Unless the Committee determines otherwise, an Award may be exercised only by the Participant to which it was granted; by his or her executor or administrator, the executor or administrator of the estate of any of the foregoing, or any Person to whom the Award is transferred by will or the laws of descent and distribution; or by his or her guardian or legal representative; or the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan and any applicable Award Agreement shall in any event continue to apply to any Award granted under the Plan (or any Award Securities received in respect of an Award) and transferred as permitted by this Article X, and any transferee of any such Award (or Award Securities) shall be bound by all provisions of this Plan and any applicable Award Agreement as and to the same extent as the applicable original grantee.
ARTICLE XI
DETRIMENTAL ACTIVITY
11.1    Unless the Committee determines otherwise, (i) in the event that a Participant engages in Detrimental Activity prior to any exercise, distribution or settlement of any Award, such Award shall thereupon terminate and expire, (ii) in the event that a Participant resigns at a time after engaging in Detrimental Activity, such resignation shall nonetheless be treated as a termination with Cause for all purposes hereunder, (iii) as a condition of the exercise, distribution or settlement of any Award, the Committee may, at its sole discretion, require the Participant to certify at the time of exercise, in a manner acceptable to the Company, that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in any Detrimental Activity, and (iv) in the event that the Participant engages in Detrimental Activity during the one‑year period commencing on the date of exercise, distribution or settlement of an Award, whether or not such Person continues to be employed by the Company, the Company shall be entitled to recover from such Participant at any time within one year after such exercise, settlement, or distribution, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter). The foregoing provisions described in this Article XI shall terminate upon a Change in Control.
ARTICLE XII
OTHER PROVISIONS
12.1    Indemnification. No member of the Board, including members of the Committee, nor any Person to whom ministerial duties have been delegated, shall be Personally liable for any action, interpretation or determination made with respect to the Plan or Awards made thereunder, and each member of the Board shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Articles of Association, as amended from time to time, or under any agreement between any such member and the Company.
12.2    Termination and Amendment.
(a)    Amendment and Termination of the Plan. Except as otherwise provided in an Award Agreement, the Board, without approval of the stockholders, may amend, modify or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance‑based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 409A of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Ordinary Shares are then listed.
(b)    Amendment or Substitution of Grants under the Plan. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder or of the date of lapse of restrictions on Award Securities (but, in the case of an Award that is or would be treated as "deferred compensation" for purposes of Section 409A of the Code, only to the extent permitted by guidance issued under Section 409A of the Code without resulting in the excise tax thereunder); provided that, except as otherwise provided in Section 12.2 or in an Award Agreement, no such amendment shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent, and further provided that the Committee shall not reduce the exercise price of any Options or Stock Appreciation Rights awarded under the Plan without stockholder approval. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize rights under other Awards, or in exchange for new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the receipt of new Awards under the Plan, but only if such surrender, exercise, realization, exchange or Award (a) is not treated as a payment of, and does not cause a Award to be treated as, deferred compensation for the purposes of Section 409A of the Code or (b) is permitted under guidance issued pursuant to Section 409A of the Code without resulting in the excise tax thereunder.
12.3    Taxes.
(a)    The Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy his or her minimum federal, state, local and foreign withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy such minimum withholding tax requirements. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state, local and foreign withholding tax requirements.
(b)    The Committee may, in its discretion permit a Participant to satisfy his or her tax withholding obligation either by (i) surrendering Award Securities owned by the Participant or (ii) having the Company withhold from Award Securities otherwise deliverable to such Participant. Award Securities surrendered or withheld shall be valued at Fair Market Value as of the date on which income is required to be recognized for income tax purposes. Once a Participant surrenders or has withheld Award Securities hereunder, such action shall be irrevocable. Any deliver of Award Securities under this Section 12.3 shall be subject to the conditions and pursuant to the procedures of Section 4.6(b).
12.4    Withholding. In a situation where, if a Participant were to receive Restricted Securities or other Award Securities through exercise of an Option or other Award, the Company or any of its Affiliates (or a former Affiliate) would be obliged to (or would suffer a disadvantage if it were not to) account for any tax or social security contributions in any jurisdiction for which that Person would be liable by virtue of the receipt of Award Securities or which would be recoverable from that Person (together, the "Tax Liability"), the Restricted Securities may not be issued nor the Options or other Awards exercised unless that Person has either (i) made a payment to the Company or any of its Affiliates (or a former Affiliate) of an amount at least equal to the Company's estimate of the Tax Liability, or (ii) entered into arrangements acceptable to the Company or any of its Affiliates (or a former Affiliate) to secure that such a payment is made (whether by authorizing the sale of some or all of the Restricted Securities and/or other Award Securities, as applicable, on his or her behalf and the payment to the Company or any of its Affiliates (or a former Affiliate) of the relevant amount out of the proceeds of sale or otherwise).
12.5    Section 409A of the Code.
(a)    The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. In no event shall the Company, the Board, or any of their respective Affiliates be liable to any Participant or any other Person for any cost, expense, tax, liability or other detriment imposed on a Participant or any other Person under Section 409A of the Code related to such Participant's acceptance of any Award or participation in the transactions contemplated by the Plan. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a "specified employee" (as defined under Section 409A of the Code) as a result of his or her separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six month period or as soon as administratively practicable thereafter.
(b)    Except as otherwise provided in an Award Agreement, notwithstanding any of the foregoing provisions of the Plan, and in addition to the powers of amendment set forth in Sections 12.1 and 12.2 hereof, the provisions hereof and the provisions of any Award made hereunder may be amended unilaterally by the Company from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a Participant's gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.
12.6    Section 162(m) Transition. The Plan was adopted by the Board and approved by the Company's stockholders, both of which occurred prior to the Initial Public Offering. The Plan is intended to constitute a plan described in Treasury Regulation Section 1.162−27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Code do not apply during the applicable reliance period. The reliance period shall end on the earliest to occur of the following: (i) the date of the first meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Initial Public Offering occurs; (ii) the date the Plan is materially amended for purposes of Treasury Regulation Section 1.162−27(h)(1)(iii); or (iii) the date all Ordinary Shares available for issuance have been allocated.
12.7    Participant Compliance.
(a)    In connection with the subscription to or exercise of any Award, and/or the transfer of any Award Security, Participant shall comply with (i) all applicable securities laws, including, to the extent applicable, the Securities Act, the 1934 Act and the Dutch Financial Supervision Act, and the rules and regulations promulgated thereunder and (ii)  to the extent applicable to such Participant, the insider trading and disclosure policies or procedures of the Company as in effect from time to time, including, without limitation, policies regarding compliance with Section 16 of the 1934 Act and Section 5:65 of the Dutch Financial Supervision Act.
(b)    In connection with the subscription to or exercise of any Award, Participant shall execute such documents necessary for the Company to perfect exemptions from registration under any applicable federal and state securities laws in the United States and elsewhere as the Company may reasonably request.
12.8    Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of Personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and securities offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Options were granted) about the Participant and his participation in the Plan.
12.9    Notices. Notices required or permitted to be made under the Plan shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile later than 5:00 p.m. (New York time) on any business day and earlier than 11:59 p.m. (New York time) on the day preceding the next business day, (iii) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid), and (iv) actual receipt by the Person to whom such notice is required to be given. All notices shall be addressed (a) to a Participant at such Participant's address as set forth in the books and records of the Company and its Subsidiaries, or (b) to the Company or the Committee at the principal office of the Company clearly marked "Attention: Compensation Committee".
12.10    Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12.11    Prior Agreements. No provision of any employment, severance, incentive award, or other similar agreement entered into by a Participant, on the one hand, and any Subsidiary of the Company, on the other hand, prior to the Effective Date shall modify or have any effect in any manner on any provision of this Plan or any term or condition of any Award Agreement to which such Participant is a party. Without limiting the generality of the foregoing, any provision in any such agreement that purports to apply in any manner to options, security, equity‑based awards or the like shall not apply to or have any effect on any Awards under the Plan.
12.12    Governing Law and Forum; Waiver of Jury Trial. The Plan shall be construed and interpreted in accordance with the laws of the State of New York, United States. Each Participant who accepts an Award thereby agrees that any suit, action or proceeding brought by or against such Participant in connection with this Plan shall be brought solely in the state and federal courts sitting in the State of New York, County of New York, United States, and each Participant consents to the jurisdiction and venue of each such court. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.

* * * * *

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be "performance‑based compensation" under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	earnings per share;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow;

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

•	total shareholder return;

•	economic value added;

•
specified objectives with regard to limiting the level of increase in all or a portion of the Company's bank debt or other long‑term or short‑term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of the a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	reduction in operating expenses.

With respect to Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:
(a)    restructurings, discontinued operations, extraordinary items or events, and other unusual or non‑recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management's discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company's Form 10‑K for the applicable year;
(b)    an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management; or
(c)    a change in tax law or accounting standards required by generally accepted accounting principles.
Performance goals may also be based upon individual Participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as "performance‑based compensation" under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as "performance‑based compensation" under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also designate additional business criteria on which the performance goals may be based.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SENSATA TECHNOLOGIES HOLDING N.V.
May 22, 2013
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investors.sensata.com/phoenix.zhtml?c=210277&p=proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided. i

■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	NOMINEES:		2.	RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE 2013 FISCAL YEAR.	☐	☐	☐
☐	FOR ALL NOMINEES	O	Thomas Wroe, Jr.	3.	ADOPT THE DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2012 AND TO AUTHORIZE THE PREPARATION OF OUR 2012 ANNUAL ACCOUNTS AND ANNUAL REPORT OF OUR MANAGEMENT IN THE ENGLISH LANGUAGE.	☐	☐	☐
		O	Martha Sullivan
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Lewis B. Campbell
		O	Paul Edgerley
☐	FOR ALL EXCEPT (see instructions below)	O	Michael J. Jacobson	4.	DISCHARGE MEMBERS OF OUR BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2012.	☐	☐	☐
		O	John Lewis
		O	Charles W. Peffer
		O	Kirk P. Pond
		O	Michael Ward	5.	AMEND THE REMUNERATION POLICY OF OUR BOARD OF DIRECTORS;	☐	☐	☐
		O	Stephen Zide
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
6.
EXTEND TO OUR BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS FROM THE GENERAL MEETING AT PRICES PER SHARE NOT LESS THAN THE NOMINAL VALUE OF A SHARE AND NOT HIGHER THAN 110% OF THE MARKET PRICE AT THE TIME OF THE TRANSACTION.
						☐	☐	☐

7.
AMEND THE 2010 EQUITY PLAN TO INCREASE THE NUMBER OF ORDINARY SHARES RESERVED AND AVAILABLE FOR ISSUANCE BY 5,000,000 SHARES TO A TOTAL OF 10,000,000 SHARES, AND INCREASE THE NUMBER OF ORDINARY SHARES WITH RESPECT TO WHICH INCENTIVE STOCK OPTIONS MAY BE GRANTED BY 5,000,000 SHARES TO A TOTAL OF 10,000,000 SHARES.
						☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐		To transact such other business as may properly come before the General Meeting or any adjournments thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■
Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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0                        ¢

SENSATA TECHNOLOGIES HOLDING N.V.
PROXY
Annual General Meeting of Shareholders
May 22, 2013

The undersigned shareholder of Sensata Technologies Holding N.V. hereby constitutes and appoints each of Jacob Sayer, Eric Rudolph and Serife Demir as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at 2013 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 22, 2013, beginning at 3:00 p.m. at the Company's office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS ASD RECOMMENDED BY THE BOARD AND FOR EACH OF THE FOLLOWING PROPOSALS.
(Continued and to be signed on the reverse side.)

¢	14,475